Exhibit 10.13

Clinical Trial Agreement

FB-12 Phase II Study

Between

NSABP Foundation, Inc.

and

Celcuity, LLC

Appendices

Appendix A	NSABP Protocol entitled, “An Open-Label Phase II Trial to Evaluate the Efficacy and Safety of Neoadjuvant ACT + Trastuzumab and Pertuzumab in Early Stage HER2-Negative Breast Cancer Patients Selected with a Test Measuring Live Cell HER2 Signaling Transduction (Fact 1), (FB-12),” including the sample Informed Consent Form

Appendix B	Budget, Payment Schedule and Task List

Appendix C	NSABP Ownership of Data/Materials Policy

Appendix D	NSABP Publication Policy

Appendix E	Selected Terms of Agreement for Disclosure to Sites

Clinical Trial Agreement

This Clinical Trial Agreement (together with Appendices as incorporated hereunder, the “Agreement”) is entered into and effective as of May 8, 2017 (the “Effective Date”), by and between NSABP Foundation, Inc., a 501(c)(3) non-profit Pennsylvania membership corporation with its principal office and place of business located at Nova Tower 2, Two Allegheny Center, Suite 1200; Pittsburgh, PA 15212-5234 (“NSABP”), and Celcuity, LLC, with its principal office and place of business located at 16305 – 36th Avenue North, Suite 450; Minneapolis, MN 55446 (“Celcuity”) (each, a “Party” and, collectively, the “Parties”).

RECITALS

Whereas, NSABP conducts research and educational activities designed to improve the outcome for cancer patients via improved therapeutic and prevention modalities. The activities contemplated by this Agreement are of interest and benefit to both Parties, and such activities will further NSABP’s medical research objectives in a manner consistent with its non-profit, scientific and charitable status; and

Whereas, Celcuity, is an early-stage venture capital-backed biotechnology company developing novel diagnostic tests that functionally analyze diseased live cells; and

Whereas, the Parties desire to conduct in the United States a clinical research study entitled, “An Open-Label Phase II Trial to Evaluate the Efficacy and Safety of Neoadjuvant Act + Trastuzumab + Pertuzumab in Early State HER2-Negative Breast Cancer Patients Selected with a Test Measuring Live Cell HER2 Signaling Transduction (Fact 1), (FB-12)” which may be amended from time to time; and

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, the Parties hereby enter into this Agreement under the terms and conditions herein set forth.

ARTICLE I
Definitions

1.1	The following terms, whether used in the singular or plural, have the respective meaning set forth below.

1.2	“AE” or “Adverse Event” shall have the meaning set forth in Section 9.3(b).

1.3	“Applicable Law” shall have the meaning given in Section 3.2 of this Agreement.

1.4	“Celcuity Results” shall have the meaning given in Section 6.3.2 of this Agreement.

1.5	“CELx HER2” shall mean the Celcuity CELx HER2 Signaling Function® Test, as described in more detail hereunder.

1.6	“Claims” shall have the meaning given in Section 15.1 of this Agreement.

1.7	“Confidential Information” shall have the meaning given in Section 11.1 of this Agreement.

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1.8	“CRFs” shall mean the case report forms for the Study, and shall include electronic CRFs (“eCRFs”) and the data contained therein.

1.9	“Data” shall mean all data generated in the course of conducting the Study; provided, however, that Data will not include Materials Data. For purposes of clarity, Data does not include patient medical records or other Participating Site source documentation, which shall remain the property of the Participating Site.

1.10	“Disclosing Party” shall have the meaning given in Section 11.2 of this Agreement.

1.11	“FDA” shall mean the United States Food and Drug Administration, including any successor agency.

1.12	“Funding” shall have the meaning given in Section 4.1 of this Agreement.

1.13	“Genentech” shall mean Genentech, Inc.

1.14	“Good Clinical Practices” or “GCP” shall have the meaning defined in the most recent version of any FDA rules, regulations and guidelines on good clinical practice.

1.15	“IB” shall mean the investigator brochure for the Study Drugs hereunder, as it may be updated and amended from time to time by NSABP.

1.16	“IND” shall mean an Investigational New Drug Application under 21 CFR Part 312.

1.17	“Informed Consent Form” or “ICF” shall mean the informed consent form that is to be signed by all Subjects enrolled in the Study, together with any amendments thereto.

1.18	“Inventions” shall have the meaning given in Section 13.3 of this Agreement.

1.19	“Investigator” shall mean a licensed health care professional who is a qualified clinical investigator, and who is employed or otherwise engaged by NSABP or Participating Sites, in accordance with this Agreement, to conduct the Study under the Protocol pursuant to 21 CFR § 312.

1.20	“IRB” shall mean the duly appointed and relevant ethics institutional review board established pursuant to 21 CFR Part 56 for the purpose of reviewing clinical investigations, including investigations to be conducted at a Participating Site.

1.21	“Joint Confidential Information” shall have the meaning given in Section 6.3.3 of this Agreement.

1.22	“Materials” shall have the meaning set forth in Section 6.2.

1.23	“Materials Data” shall have the meaning set forth in Section 6.2.

1.24	“NSABP Indemnitees” shall have the meaning given in Section 15.1 of this Agreement.

1.25	“Other Inventions” shall have the meaning set forth in Section 13.5.

1.26	“Participating Sites” shall mean Research Collaborator and its Research Sites.

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1.27	“Protocol” or “FB-12” shall mean the NSABP protocol entitled “An Open-Label Phase II Trial to Evaluate the Efficacy and Safety of Neoadjuvant ACT + Trastuzumab and Pertuzumab in Early Stage HER2-Negative Breast Cancer Patients Selected with a Test Measuring Live Cell HER2 Signaling Transduction (Fact 1),” which will include the sample Informed Consent Form and which the Parties agree will be deemed attached hereto as Appendix A and incorporated into this Agreement once finalized, together with any modifications and amendments to the Protocol made in accordance with this Agreement and other Protocol related documents necessary for the effective communications of the Protocol.

1.28	“Receiving Party” shall have the meaning given in Section 11.2 of this Agreement.

1.29	“Research Collaborator” shall mean an institution that has been qualified by NSABP to participate in the Study.

1.30	“Research Site” shall mean a site that is cooperating with Research Collaborator and, through that cooperation, is participating in the Study. A Research Site may be a legal affiliate/subsidiary of Research Collaborator or it may be a separate legal entity.

1.31	“SOP” shall mean Standard Operating Procedure.

1.32	“Sponsor” shall mean NSABP as the holder of the IND for the Study.

1.33	“Study” shall mean all work to be carried out pursuant to the Protocol and this Agreement.

1.34	“Study Drugs” shall mean Trastuzumab and Pertuzumab supplied for the Study by Genentech.

1.35	“Study Kit” shall mean the Celcuity CELx Specimen Collection Kit.

1.36	“Study Personnel” shall mean the personnel conducting the Study at Participating Sites, including Investigators.

1.37	“Subjects” shall mean those individuals who enroll in the Study.

All other capitalized terms used herein shall have the meaning expressly ascribed to them herein.

ARTICLE II
Scope of Service

2.1	Norman Wolmark, M.D., shall be the NSABP Principal Investigator for the Study in accordance with applicable NSABP policies.

2.2	The Parties will each appoint a liaison to review and coordinate Study progress.

2.3	NSABP, through its Research Collaborators and headquarters components, shall exercise commercially reasonable efforts consistent with good clinical practice and Applicable Law to carry out the Study.

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2.4	Celcuity shall use commercially reasonable efforts to timely perform its obligations hereunder (a) in a good and scientific manner; (b) in accordance with all standard laboratory, and clinical practices; and (c) in compliance with all Applicable Law.

2.5	This Agreement sets forth the terms and conditions pursuant to which Celcuity will fund the conduct and performance of the Study and the terms and conditions pursuant to which (a) NSABP will conduct the Study; and (b) Celcuity will provide CELx HER2 testing and results. This Agreement is not intended to result in an exclusive relationship for the conduct of clinical studies by NSABP. Celcuity and NSABP both retain the right to collaborate with other entities to conduct the types of clinical trials contemplated by this Agreement.

2.6	The Parties acknowledge and agree that Study Drugs are to be provided free of charge by Genentech, Inc. (“Genentech”). NSABP will enter into an agreement with Genentech for the supply of the Study Drugs to be shipped to NSABP’s designated drug distributor. NSABP will use reasonable efforts to have such agreement provide that it may not be terminated by either party other than for reasons comparable to those provided in Section 18.2, clauses (a) through (d), of this Agreement. The Parties agree that, if for any reason, the Study Drugs are not available for the Study, such as if NSABP and Genentech are unable to agree to contractual terms, the Study Drugs are not available, or due to other circumstances, the Study will not be conducted and either Party may terminate this Agreement in accordance with Article XVIII.

2.7	NSABP will, enter into signed, written contracts with its Research Collaborators who wish to participate in the Study to (a) require that all Study Personnel are qualified to conduct the Study; (b) require that the Study is conducted under the direction of the applicable Investigator at a Participating Site and under the direction of the NSABP Principal Investigator and with the prior approval and on-going review of all appropriate and necessary review authorities; (c) obligate Research Collaborators, who shall obligate their respective Research Sites, to terms and conditions with respect to the Study that are required pursuant to this Agreement, and (d) comply with Applicable Laws. For clarification purposes, references herein to contractual obligations of Participating Sites shall include the requirement that each Research Collaborator impose such obligations on its Research Sites.

ARTICLE III
Protocol

3.1	The Study is of mutual interest to NSABP and Celcuity. Celcuity’s willingness to provide the Study funding and perform the CELx HER2 testing pursuant to this Agreement is predicated upon its review of the Protocol and NSABP’s agreement to conduct the Study in accordance with the Protocol and the terms and conditions of this Agreement.

3.2	The Study will be performed in accordance with the terms and conditions contained herein, the Protocol, and Applicable Laws. “Applicable Laws” shall mean, as applicable, (a) all applicable requirements of the U.S. investigational new drug (“IND”) regulations (Title 21, Part 312.1 et seq.); (b) GCP, as may be amended from time to time; (c) the Code of Federal Regulations governing informed consent and IRBs (Title 21, Parts 50 and 56) and privacy of patient health information (Title 45, Parts 160 and 164 promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”)); and (d) other applicable federal, state, provincial, and local laws, legally binding

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regulations, and guidelines having the force and effect of law. Celcuity acknowledges that NSABP does not consider itself a HIPAA-covered entity; however, NSABP shall collect, use, store, access, and disclose Personal Health Information collected from Study Subjects only as permitted by the IRB approved informed consent form or HIPAA authorization form obtained from a Study Subject. Celcuity agrees that, to the extent Celcuity and any Celcuity designee has access to Protected Health Information, Celcuity and such Celcuity designee shall collect, use, store, access, and disclose Personal Health Information collected from Study Subjects only as permitted by the IRB approved informed consent form or HIPAA authorization form obtained from a Study Subject.

3.3	NSABP has filed and will maintain an IND with the FDA for the Study and may cross-reference an appropriate IND held by Genentech.

3.4	Celcuity has filed and will maintain an IDE in good standing with the FDA for the duration of the Study. Without limitation, Article XI shall apply to any Confidential Information NSABP supplies directly to Celcuity in support of Celcuity’s IDE for the Study.

3.5	Initiation of the Study at a Participating Site shall not begin until the relevant IRB approval for such Participating Site is obtained by such Participating Site.

3.6	NSABP or Celcuity may at any time suggest amendments to the Protocol as may appear desirable; such amendments shall be discussed between NSABP and Celcuity and (except as set forth below) such amendments may be made binding only upon mutual, signed written agreement by the Parties.

(a)	If such amendments are requested by NSABP, NSABP will promptly notify Celcuity of the same and submit to Celcuity a written estimate of the difference in costs arising from the amendments requested by NSABP. Celcuity, at its sole discretion, shall decide whether it will pay any increased costs or provide any additional CELx HER2 testing, if required in the Protocol amendment. If such amendment requires additional Study Drugs, implementation of the amendment will be contingent on Genentech’s agreement to supply the additional Study Drugs free of charge.

(b)	If such amendments are requested by Celcuity and have been agreed to by NSABP, and such amendments will increase or decrease the costs of the Study or require additional CELx HER2 testing, NSABP will promptly notify Celcuity of the same and submit to Celcuity a written estimate of the difference in costs and/or requirements for the additional CELx HER2 testing arising from the amendments requested. Celcuity, in its reasonable discretion, shall decide whether NSABP shall implement such amendments. If such amendment requires additional Study Drugs, implementation of the amendment will be contingent on Genentech’s agreement to supply the additional Study Drugs free of charge.

(c)	Notwithstanding anything to the contrary herein, if NSABP reasonably believes that generally accepted standards of clinical research and/or medical practice, or other appropriate concerns, justify an amendment to the Protocol such amendment shall become effective thirty (30) days after Celcuity’s receipt of notice thereof from NSABP. However, any such amendment shall not impose on

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Celcuity any obligation to provide additional financial support unless Celcuity has agreed to the same in a signed writing or amendment to this Agreement.

(d)	NSABP will make all required submissions to the IND in connection with any amendment to the Protocol made pursuant to this Section 3.6.

ARTICLE IV
Financial Support

4.1	In consideration for NSABP’s activities pursuant to this Agreement, including those obligations specifically undertaken by NSABP as shown in the Task List attached hereto as Appendix B (“Budget, Payment Schedule, and Task List”), Celcuity agrees to pay NSABP a total sum as set forth in Appendix B in accordance with the terms and conditions set forth in Appendix B (the “Funding”). NSABP agrees to use the funding provided by Celcuity solely to conduct the Study.

(a)	The total amount payable, as set forth in Appendix B assumes completed enrollment in the Study of the number of Subjects set forth in Appendix B, or the number ultimately determined appropriate to reach the Study endpoints using an intent to treat analysis at a level of statistical significance.

(b)	Celcuity shall not be obligated to make any payments to NSABP in excess of the amount set forth in Appendix B unless Celcuity and NSABP agree to such excess amount in a signed, written amendment to this Agreement.

(c)	NSABP will submit invoices for all amounts due to it by Celcuity under this Agreement as specified in Appendix B. NSABP’s Tax Identification Number is 25-1781357.

4.2	If the attendance of NSABP personnel and/or the Participating Site(s)’ Investigator(s) is requested at any meeting necessary to provide information regarding the Study, Celcuity shall reimburse NSABP for reasonable and necessary travel and lodging expenses incurred by the travelers, to attend such meeting(s). Celcuity shall make such reimbursements within thirty (30) days of receiving an invoice from NSABP for reimbursement of the expenses and acceptable detailed documentation of such expenses.

4.3	NSABP agrees that the amounts payable or otherwise provided by Celcuity under this Agreement represent amounts actually and reasonably required to enable the work to be performed by NSABP and the Participating Sites in connection with the Study. The Parties agree that the amounts have not been determined in a manner that takes into account the volume or value of any referrals or business, nor are such amounts made in exchange for any explicit or implicit agreement to purchase, prescribe, recommend, or provide a favorable formulary status for any Celcuity product or service.

4.4	NSABP agrees that for all items required under the Protocol for which Celcuity has agreed to provide compensation as set forth in this Agreement, Celcuity will be the sole source of monetary compensation. Accordingly, NSABP agrees, and shall obligate all Research Collaborators to, and to obligate their respective Research Sites to, agree not to charge any Subject, nor submit claims to, or otherwise seek reimbursement from, third party payors or any federal healthcare program for the CELx HER2 testing provided hereunder; for any examinations, tests or procedures paid by Celcuity hereunder; and all

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claims that NSABP or the Participating Sites submit for reimbursement to any third party payor or any federal healthcare program for any procedure that was paid for through the funding provided by Celcuity provided pursuant to this Agreement by or on behalf of Celcuity at no cost to NSABP will comply with Applicable Law.

ARTICLE V
Study Kits and Study Drugs

5.1	Study Kits. Without charge to NSABP, Celcuity shall supply the Study Kits for use in the Study and in accordance with the Protocol, in the quantities that have been determined sufficient to meet the requirements of the Study.

(a)	Study Kits Supply. Celcuity, at its expense, shall be responsible for the supply, handling and delivery of the Study Kit up to the point of delivery to NSABP’s Participating Sites, in accordance with the terms of this Agreement, the Protocol, and any Applicable Law relating thereto. Celcuity will pay and be responsible for all costs associated with use and management of the Study Kits in the Study (including (without limitation) for delivery of Study Kits to Participating Sites).

(i)	Title; Ownership. The Parties acknowledge and agree that title to, ownership of all Study Kits provided for the Study hereunder shall remain with Celcuity.

(ii)	Receipt, Storage, AND RETURN of Study Kit. NSABP shall obligate its Research Collaborators to provide NSABP with (A) confirmation of receipt; (B) prompt written notice of any damaged Study Kit, and/or of any inadequacy of the supplied Study Kit, and (C) confirmation that the Study Kit has been used and handled in accordance with Protocol requirements, Celcuity’s written instructions, and in accordance with Applicable Law.

(b)	Study Drugs Supply.

(i)	Supply of Study Drugs. The Study Drugs are intended to be supplied by Genentech through a contract between NSABP and Genentech.

(ii)	Use of Study Drugs. NSABP shall obligate its Research Collaborators, who shall obligate their Research Sites, to store, use, and dispose of Study Drugs in accordance with the Protocol, Genentech’s and/or NSABP’s written instructions, and Applicable Law.

ARTICLE VI
Biospecimen Collection; Transfer and Use

6.1	NSABP will arrange with its Research Collaborators participating in the Study for the collection of Materials as set forth in the Protocol. The Parties acknowledge and agree that there will not be any residual Materials remaining after the CELx HER2 testing is completed.

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6.2	Transfer. NSABP’s Research Collaborators participating in the Study shall be directed to send the biospecimens collected by them according to the Protocol and related Study instructions (the “Materials”). For purposes of this Agreement, “Materials” of NSABP shall mean the tissue samples and all the molecular constituents of the samples (including all constituents extracted from such samples), any progeny and unmodified derivatives thereof. NSABP shall provide, and direct such Participating Sites to provide, to Celcuity certain limited information relating to the Materials, to the extent specifically described in the Protocol and related Study instructions (the “Materials Data”); provided, however, that in no event will any Participating Site be directed to provide Celcuity with any clinical data or any information from which the identity of any Subject could be ascertained, such as personal health information (the “PHI”) or other clinical data not yet de-identified. The Materials, including all constituent portions thereof and all property therefrom (including any residual thereto), the Materials Data, and all proprietary rights to the foregoing, shall remain the sole and exclusive property of NSABP. Celcuity agrees that the NSABP’s Ownership of Data and Materials Ownership Policy (attached hereto as Appendix C) shall apply and is incorporated by reference herein. Celcuity agrees that its use of the Materials and Materials Data shall be governed by the IRBs of record regarding the Study. Celcuity shall promptly comply with all conditions regarding use of the Materials and Data imposed by the IRBs of record. The Materials Data and Materials shall be deemed Confidential Information of NSABP.

6.3	Use. Subject to the terms and conditions of this Agreement, NSABP hereby grants Celcuity a non-exclusive, fully paid-up, non-transferable license to use the Materials and the Materials Data during the term hereof solely to perform its obligations hereunder, to perform the Study, and in accordance with the Protocol and related study instructions. None of the Materials or Materials Data may be transferred to any third party. No license is granted hereby for use of the Materials or Materials Data for any purposes other than those expressly set forth in this Section, including (without limitation) in any research involving human subjects or for the purpose of directly producing any product or directly providing any service, which product or service is sold or otherwise made commercially available.

6.3.1	Upon (a) conclusion of the work to be performed as part of the Study; or (b) termination of this Agreement in accordance with Article XVIII; or (c) upon request by NSABP, Celcuity agrees to discontinue use of the Materials and/or Materials Data and will, to the extent permitted by Applicable Law or regulation, arrange for the prompt return to NSABP of the Materials and Materials Data and items which contain any of the Materials and/or Materials Data, or for the lawful disposal of all unused Materials and Materials Data, as elected by NSABP.

6.3.2	Subject to NSABP’s rights in and to the Materials and Materials Data, and all proprietary rights thereto, any data and results generated solely by or on behalf of Celcuity from analysis of the Materials and Materials Data pursuant to the Protocol (“Celcuity Results”), and all proprietary rights thereto, shall be solely owned by Celcuity. The Celcuity Results shall be deemed Confidential Information of Celcuity.

6.3.3	Subject to NSABP’s rights in and to the Materials Data and Materials, and all proprietary rights thereto, and subject to Celcuity’s rights in and to the Celcuity Results, and all proprietary rights thereto, any data and results jointly developed by Celcuity and NSABP pursuant to research activities performed jointly by the

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Parties hereunder shall be deemed the Confidential Information of both Celcuity and NSABP (“Joint Confidential Information”). For the avoidance of doubt, Joint Confidential Information does not include any Materials Data, Materials, or Celcuity Results.

6.4	Data Access. Celcuity understands and agrees that NSABP will not deliver to Celcuity any clinical data (including PHI) related to the Materials.

6.5	Celcuity Obligations as to Materials. Celcuity shall use only trained personnel to handle the Materials, which shall be done carefully under laboratory conditions which afford adequate biohazard containment and that meet or exceed appropriate minimum safety guidelines. Celcuity shall comply with all applicable federal, state and local laws and regulations concerning the storage, labeling, handling, testing, transportation, use and disposal of the Materials, including (without limitation) the Study Kit.

ARTICLE VII
Warranties and Disclaimers

7.1	EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER OF THE PARTIES MAKES ANY, AND EACH HEREBY DISCLAIMS AND NEGATES ANY AND ALL, REPRESENTATIONS AND WARRANTIES (EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE), WHETHER WRITTEN OR ORAL, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ANY AND ALL IMPLIED WARRANTIES OF QUALITY, PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, THE PATENTABILITY, SCOPE, OR ENFORCEABILITY OF THE RIGHTS GRANTED HEREIN, AND/OR THE NONINFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

ARTICLE VIII
Audits, Monitoring, Site Qualification, and Access to Research Records

8.1	Audits.

(a)	Celcuity (or its authorized representative(s)) may arrange in advance with the NSABP Principal Investigator and NSABP to conduct co-audits of Participating Sites during normal business hours, with such arrangements made for mutually agreeable times in advance with the Participating Sites. Celcuity and NSABP agree to use reasonable efforts to provide at least forty-eight (48) hours’ notice to the Participating Sites and to limit such audits to one (1) day in length. However, upon mutual agreement between Celcuity and NSABP, such audits may be longer than one (1) day in length. It is further agreed that (i) regulatory authorities in the United States and other applicable countries and/or regions, at any time during regular business hours; and (ii) Celcuity, or its authorized representative(s) during regular business hours and by arrangement reasonably in advance with the NSABP Principal Investigator and NSABP, may examine and inspect the facilities and procedures of the NSABP Operations Center, or any designated agent of NSABP, or any Participating Site. In the case of Celcuity, such examinations and inspections shall be limited to verify the performance of the Study in accordance with this Agreement, for the purpose of determining compliance with the Study, Protocol, Study source document verification; and

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with applicable FDA regulations. Celcuity shall be permitted to inspect Data and any other work product relating to the Study at NSABP subject to the provisions of this Agreement. The Parties agree to treat any information obtained in any audit or visit as Confidential Information subject to Article XI.

(b)	NSABP shall, upon Celcuity’s reasonable request, provide Celcuity with summary reports of audit findings for any audited Participating Site with respect to the Study. NSABP shall remove all identifying Subject information from any such reports. Subject to Applicable Laws, on a periodic basis upon Celcuity’s request and at a time mutually convenient to the Parties, Celcuity may visit NSABP or its designated agent to review the content of audit reports of the Participating Sites.

(c)	The Parties recognize that certain regulatory agencies have authority to audit Study-related activity. If any applicable governmental or regulatory authority (i) contacts or otherwise has any communication with respect to the Study with NSABP or the NSABP Principal Investigator or any Research Collaborator or other Participating Site; (ii) conducts, or gives notice to NSABP, any Research Collaborators or any other Participating Sites of its intent to conduct an inspection of the Study at any facility including any Participating Site; or (iii) takes or gives notice of its intent to take any other regulatory action with respect to the Study, if allowed by law, NSABP shall, promptly upon learning of same, notify Celcuity of such contact, communication or notice. NSABP will permit, if allowed by Applicable Laws or permitted by the applicable governmental or regulatory authority and permissible in accordance with Research Collaborator’s policy, to be present at any such inspection or regulatory action with respect to the Study with approval from the inspector performing such inspection. NSABP shall promptly provide Celcuity with copies of pertinent information and documentation issued by any applicable governmental or regulatory authority, any proposed response and a copy of any written final response related to such inspection. When permitted by Applicable Laws, Celcuity may provide its own response to the applicable government or regulatory authority.

(d)	It is recognized that either Party may conduct any audit of a Participating Site it reasonably deems necessary in accordance with Section 8.1(a), to fulfill regulatory obligations or communicate to any regulatory authority as it deems necessary and appropriate, in each case, with respect to the Study. Each Party shall notify the other Party in advance prior to performing such audits, which audits shall be held at a mutually convenient time. Celcuity agrees to inform NSABP of communications with any regulatory authority with respect to the Study. Notwithstanding the above, NSABP or Celcuity may conduct for cause audits where the immediate need to assure Subject safety, data integrity, or regulatory compliance exists or as required to address FDA or other government requests with as little as twenty-four (24) hours’ notice.

(e)	Celcuity and NSABP acknowledge that Celcuity may use the Data for confidential FDA submissions. However, Celcuity shall pay any reasonable increased Study costs of NSABP and its Participating Sites relating thereto provided such costs are expressly set forth in a signed amendment to this Agreement.

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(f)	Notwithstanding anything to the contrary, the Parties agree and acknowledge that any visit to a Participating Site may be subject to that Participating Site’s policies and procedures, such as those for patient confidentiality and privacy, security, safety, and the like. The Parties agree to comply with any such policies and procedures of any such Participating Site while at such Participating Site’s facilities of which a Party is informed.

8.2	Monitoring and Site Qualification.

(a)	Participating Site Qualification Assessment Visits. NSABP will follow its SOPs for Participating Site qualification assessment visits, which consists of on-going Qualification Teleconference Calls (“QTC”) that are pre-scheduled detailed interviews conducted with Study Personnel that have first-hand knowledge of such Participating Site’s facilities and processes. QTCs are supplemented by periodic, on-site, scheduled “Assessment Visits.” If an Assessment Visit has not been conducted by the time a Subject is enrolled in the Study then an Assessment Visit will be promptly performed in accordance with NSABP’s SOPs.

(b)	Participating Site Monitoring. NSABP will perform central monitoring in accordance with Applicable Law and NSABP’s SOP and at least one (1) on-site monitoring visit to each Participating Site that enrolls a Subject.

ARTICLE IX
Records and Reports

9.1	NSABP, or its designated representative shall perform the following recordkeeping and reporting obligations in a timely and accurate fashion in accordance with NSABP’s SOPs:

(a)	preparation and maintenance of complete and accurate written records, accounts, notes, reports, and data of the Study; and

(b)	preparation and submission to Celcuity of CRFs for each Subject if required by a regulatory authority with jurisdiction, upon receipt of written proof of such regulatory authority’s demand for said CRFs.

9.2	Each Party will provide to the other Party copies of all communications exchanged by the Party and the FDA, the Office for Human Research Protection (“OHRP”), or other regulatory agency that characterize any analyses or conclusions of Data or which otherwise cite an opinion about the Study rendered by NSABP.

9.3	Adverse Reactions and SAEs.

(a)	NSABP shall report all AEs (as that term is defined in the Protocol) to the FDA and other applicable regulatory authorities, and the appropriate IRB as required by Applicable Law within the requisite applicable timeframes, and will concurrently forward all such reports to Celcuity and Genentech. NSABP will provide seriousness, criteria, causality and expectedness assessment, and conduct follow-up on AEs as required by the Protocol and Applicable Law. NSABP will report SAEs (as that term is defined in the Protocol) requiring expedited reporting to the FDA and other applicable regulatory authorities via a FDA Form

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3500A MEDWATCH report and concurrently provide a copy of such MEDWATCH report to Celcuity and Genentech. For expedited reports, NSABP will send the MEDWATCH report to Celcuity and Genentech no later than seven (7) days for initial life-threatening and death reports, and fifteen (15) days for all other initial or follow-up SUSARs, from the time of receipt of the report by NSABP. For non-expedited reports (i.e., unrelated to Study Drugs or listed/expected event), NSABP will send the MEDWATCH report to Celcuity and Genentech no later than thirty (30) days from the time of receipt of the report by NSABP.

(b)	NSABP, in accordance with NSABP’s SOPs, will provide to Research Collaborators, and thereby to the Investigators and all Participating Sites, relevant safety information regarding the Study Drugs through the distribution of reports of SUSARs received from Genentech, safety updates, IB updates, SUSARs that emerge during the Study, and other safety related communications. NSABP will obligate Research Collaborators participating in the Study to, in accordance with their institutional policies, submit such documents to their IRB and/or communicate the safety information findings to the Subjects as directed by their IRB and/or NSABP.

9.4	NSABP agrees to provide Celcuity with copies of the annual reports to the IND filed for the Study. NSABP will provide Celcuity copies of reports or forms filed with the FDA related to this Agreement. All information provided under this Section 9.4 shall be subject to the provisions of Article XI and such written communications shall be marked “Confidential” in accordance with Article XI. NSABP agrees that it will not disclose to any third party any communications it receives from Celcuity pursuant to this Section 9.4, absent the prior consent of Celcuity, except as otherwise allowed in accordance with Article XI.

9.5	NSABP agrees to maintain complete and accurate records as required under 21 CFR Part 312.62 relating to the disposition of the Study Drugs and the treatment of Subjects in the Study, if applicable. Prior to discarding such records, NSABP will notify Celcuity of pending destruction and provide an opportunity for Celcuity, to elect, at its own expense, to further maintain and store the records for an additional period of time. NSABP shall provide Celcuity with interim written Study status reports (e.g., toxicity reports, monthly accrual reports, site status information) on a frequency reasonably requested by Celcuity.

9.6	NSABP shall register the Study with www.ClinicalTrials.gov, at or before the onset of Subject enrollment.

ARTICLE X
Financial Disclosure and Conflict of Interest

10.1	So that Celcuity may fulfill its certification and other financial disclosure obligations under 21 CFR Part 54 to the FDA as may be required under Applicable Law, upon reasonable request, NSABP will provide to Celcuity copies of such financial disclosures related to this Agreement, including disclosures by Investigators that NSABP receives from the Participating Sites on such forms as are customarily used in the industry. At the beginning of the Study, during the time the Study is being conducted, and for one (1) year following completion of the Study, NSABP shall provide updates of such disclosure forms upon Celcuity‘s reasonable request, or promptly after NSABP receives notice of a

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material change in a prior disclosure. NSABP shall use commercially reasonable efforts to require that any investigator in a leadership position responsible for the design, conduct, or reporting of the Study, and any Investigator, to disclose any significant private financial interests related to the Study Drugs. NSABP shall use commercially reasonable efforts to require that Investigators at Participating Sites not undertake the Study if it would prevent him/her from carrying out his/her obligations in compliance with the foregoing policy.

ARTICLE XI
Confidential Information

11.1	“Confidential Information” shall mean all information and materials related to the Study (whether owned by a Disclosing Party or by a third party to whom such Disclosing Party owes an obligation of confidence) disclosed by a Disclosing Party to a Receiving Party, including without limitation the Study Protocol, case report forms, the Investigator’s Brochure, proprietary technology, procedures, formulations, protocols, patient information or identifiers, know-how, clinical data, Data, Materials, Materials Data, Celcuity Results, specifications, documents and related Study materials, techniques, processes, biospecimens, products samples, apparatus, research plans, business plans, or identity of potential collaborators.

11.2	The Parties may disclose to each (including their respective agents and representatives and to NSABP Research Collaborators and their respective agents and representatives) Confidential Information to aid in effecting or completing performance of the Study under this Agreement. Confidential Information, whether written, electronic, or verbal, disclosed by either Party hereunder (the ”Disclosing Party”) to the other (the “Receiving Party”) shall be treated as confidential by the Receiving Party and subject to the terms of this Article XI for a period of ten (10) years following completion or closure of the Study at all Participating Sites. All such disclosures of Confidential Information shall be prominently marked with the legend “Confidential” or “Confidential Information” or the like. If disclosed orally or in other than documentary or electronic form, Confidential Information shall be reduced to a tangible form within thirty (30) days thereafter and a copy of such tangible form, bearing the foregoing confidentiality legend, shall be provided to the designated representative of the Receiving Party. The Receiving Party further agrees not to disclose to others or use for any purpose other than as reasonably necessary for performance of the Study (or enforcement or exercise of its rights under this Agreement), Confidential Information disclosed by the Disclosing Party pursuant to this Agreement. These obligations of non-disclosure and non-use shall not apply to information to the extent:

(a)	that it is or becomes publicly available through no fault of the Receiving Party;

(b)	that is already independently known to the Receiving Party hereunder prior to receipt from the Disclosing Party hereunder, as shown by its prior written records or is independently developed by the Receiving Party without use of, or reference to, any Confidential Information received from the Disclosing Party; or

(c)	that subsequent to its disclosure to the Receiving Party hereunder, is disclosed to the Receiving Party on a non-confidential basis by a third party with the legal right to do so.

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11.3	In the event Celcuity shall come into contact with a Subject’s Study records, Celcuity shall hold in confidence the identity of the Subject and shall comply with Applicable Law regarding the confidentiality of such records as if these records were patient medical records.

11.4	Receiving Party may provide Disclosing Party’s Confidential Information to its directors, employees, consultants, contractors, agents, and IRBs, and, in the case of NSABP, to Research Collaborators and their Research Sites, IRBs, Study Personnel, and applicable accreditation organizations, in each case, on a need-to-know basis and provided such directors, employees, consultants, contractors, agents, Research Sites and Study Personnel are subject to written obligations, or bound by institutional policies, of confidentiality and non-use with regard to such Confidential Information that are the same or substantially the same as those of this Agreement. Research Collaborator and its Research Sites may provide Confidential Information as required to be disclosed in order to obtain informed consent from patients or subjects who may wish to enroll in the Study, provided, however, that the information will be disclosed only to the extent necessary and will not be provided in answer to unsolicited inquiries by telephone or to individuals who are not eligible Study candidates.

11.5	Confidential Information shall not be disclosed by the Receiving Party without prior written approval of the Disclosing Party to any third party except as set forth above, or, if required by the FDA or any other applicable regulatory or governmental agency having the authority to make such a demand, or pursuant to a subpoena, or a judicial order, or as required by Applicable Law. The Receiving Party agrees to contact the Disclosing Party prior to the release of any Confidential Information pursuant to this Section 11.5 and allow the Disclosing Party to exhaust any legal action it may take to prevent or limit the disclosure, and the Parties shall endeavor to agree upon a mutually satisfactory way to disclose such Confidential Information as is necessary for this limited purpose and required by Applicable Law. Nothing herein shall prevent a Receiving Party from complying with a legal obligation to disclose Confidential Information of the Disclosing Party so long as the Receiving Party:

(a)	provides the Disclosing Party prompt notice of the Receiving Party’s perceived obligation of disclosure and intent to disclose (or to resist disclosure);

(b)	cooperates with the Disclosing Party’s lawful attempts to prevent the disclosure or obtain protection for such Confidential Information; and

(c)	only discloses that portion of Confidential Information that it is legally required to disclose.

11.6	Receiving Party must within thirty (30) days, upon written request of a Disclosing Party (a) return all Confidential Information in its possession or control to the Disclosing Party, or (b) destroy or delete all Confidential Information in its possession or control. Notwithstanding the foregoing, one (1) copy may be kept in secure confidential files for archival and legal purposes only and any electronic back-up or archival storage copies made in accordance with Receiving Party’s standard procedures solely for purposes of disaster recovery and compliance with records retention policies. When Receiving Party has complied with its obligations described above, upon request by Disclosing Party, it shall confirm to Disclosing Party, in writing that it has returned, destroyed or deleted all Confidential Information.

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11.7	The terms and conditions of this Agreement shall be deemed the Confidential Information of NSABP and Celcuity and subject to this Article XI. Notwithstanding the foregoing, NSABP’s disclosure of the terms of this Agreement to Research Collaborators to the extent necessary to contract with such Research Collaborators for the Study shall not be deemed a breach of this Article XI and a Research Collaborator may disclose such provisions to the extent required by a Research Collaborator’s institutional policies or by Applicable Law.

ARTICLE XII
Publications / Presentations and General Publicity

12.1	The Study is subject to the current NSABP Publication Policy (the current form of which is attached hereto as Appendix D) with the exception that in all instances a biostatistical services contractor will perform the functions and assume the responsibilities of the NSABP Biostatistical Center. Another exception to the Policy is that invited presentations requiring submission of a manuscript involving previously unpublished Data relating to the Study conducted under this Agreement shall be submitted to Celcuity to review for Confidential Information at least thirty (30) calendar days prior to submission for publication. Celcuity shall have thirty (30) calendar days to respond with any requested revisions, including without limitation, the deletion of Celcuity’s Confidential Information, other than the results of the Study, and to protect any existing or future patents. NSABP shall act in good faith upon such requested revisions, except NSABP shall delete any Celcuity Confidential Information, other than the results of the Study, from such proposed publication. NSABP agrees not to amend its Publication Policy, as related to this Agreement, during the conduct of Study without prior written notice to Celcuity. The Parties agree that publication of a summary of the results of the Study in accordance with the Publication Policy of NSABP shall not be deemed a violation of Article XII. Notwithstanding anything to the contrary in this Agreement, in the event that neither Celcuity nor NSABP publishes a manuscript on the primary endpoint of the Study within eighteen (18) months after the occurrence of the Study primary endpoint events or after the early termination of the Study, whichever occurs first, Participating Sites, or multiple Participating Sites, will have the right to publish or present with respect to the applicable Participating Sites’ own Study-related data.

12.2	Publication of the results of the Study will be made as promptly after completion of the Study, or early termination of the Study, as the case may be, as is reasonably possible. Manuscripts will be submitted to Celcuity at least fifteen (15) days prior to submission for publication. If an Invention is described in a proposed publication, which in the reasonable opinion of Celcuity should be the subject of a patent application, then, upon the request of Celcuity, NSABP will withhold publication to allow Celcuity to pursue the diligent filing of a patent application. Publication will not be withheld by NSABP beyond the time reasonably necessary to complete such diligent filing, and in no instance shall publication (or submission for publication) be withheld for more than a total of sixty (60) days after Celcuity’s receipt of any such manuscript. If Celcuity believes that any proposed publication contains any Confidential Information, other than Study results, then Celcuity shall so notify NSABP and NSABP shall remove all references to such Confidential Information.

12.3	Abstracts, posters, and similar presentations will be sent to Celcuity promptly after they are available to NSABP.

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12.4	NSABP and Celcuity agree to provide to the other for review prior to release or dissemination a copy of each press release or public announcement that references the Study. It is understood that this provision does not apply to NSABP’s communication with its Research Collaborators or Subjects. NSABP shall inform its Research Collaborators that press releases and public announcements that relate to Study results must be provided to NSABP prior to release or dissemination. NSABP agrees to provide copies of such press releases and public announcements to Celcuity. Such prior notice under this Section shall not give Celcuity the right to restrict or prevent a proposed press release or public announcement by one of the Research Collaborators, such notice being solely informational.

12.5	Neither Party shall mention or otherwise use (nor authorize others to use) the name, trademark, trade name, logo or names of the employees of the other Party in any publication, press release or promotional material without the prior written approval of the other Party; provided, however, that Celcuity shall have the right to identify NSABP as the group responsible for conducting the Study. Celcuity agrees that its use of the name, symbols, and/or marks of NSABP, or names of NSABP’s employees, shall be limited to identification of NSABP and its Research Collaborators and subcontractors’ staff as collaborators with NSABP. Celcuity will not use, nor authorize others to use, the name, symbols, or marks of NSABP or any Participating Site in any advertising or publicity material or make any form of representation or statement, which would constitute an express or implied endorsement by NSABP or any Participating Site of the CELx HER2 test without prior written approval from NSABP. Likewise, NSABP shall not use the name of Celcuity or the marks of Celcuity in such a manner without the written permission of Celcuity. Notwithstanding the foregoing, Celcuity agrees that NSABP, Research Collaborators, and Participating Sites may use Celcuity’s name in connection with identifying the describing the Study, including on websites and in materials provided to potential Subjects. Notwithstanding the foregoing, the Parties agree that they may issue a joint press release regarding the primary endpoint results, and shall use reasonable efforts and cooperate in good faith to do so, prior to the publication or presentation of such Study results, provided that all such releases or disclosures shall be (i) limited to non-numeric characterizations of the primary end point, and (ii) consistent with pre-release embargo restrictions of Study results by journals and/or conference organizers.

12.6	The Parties recognize that Celcuity shall have the right to use the Data for regulatory and commercial purposes in the United States and elsewhere throughout the world. Nothing contained within this Agreement (including any exhibits or appendices hereto) shall prohibit Celcuity from publishing regarding the results of the Study, including but not limited to, publishing regarding any subsets of Data, provided that, such publications occur after NSABP has published on the primary endpoints of the Study, and such Celcuity manuscripts are provided to NSABP for review and comment at least thirty (30) days prior to submission for publication unless otherwise agreed to by the Parties in writing. Nothing contained within this Agreement (including any exhibits or appendices hereto) shall prohibit Celcuity from discussing the results of the Study with investors or regulatory agencies under an agreement with confidentiality terms substantially the same as Article XI of this Agreement.

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ARTICLE XIII
Data Ownership and Inventions

13.1	NSABP shall not acquire, as a result of the Study, any proprietary rights in the CELx HER2 test or the Study Kit other than the rights to use the same to conduct the Study. Neither NSABP nor Celcuity shall acquire, as a result of the Study, any proprietary rights in the Study Drugs, other than the right to use the Study Drugs for research and educational purposes for the Study conducted under this Agreement.

13.2	Subject to Article XI, Celcuity hereby grants to NSABP and each Participating Site a non-exclusive, royalty-free, perpetual right and license to use the Celcuity Results for academic and patient treatment purposes, and for non-commercial research purposes. Celcuity shall provide NSABP with the Celcuity Results once available to Celcuity.

13.3	Any inventions or discoveries (whether patentable or not) solely relating to the CELx HER2 and made during the course of performing the Study (collectively, hereinafter “Invention(s)”), whether solely made by employees, contractors or other agents of NSABP, Research Collaborators and/or Participating Sites, solely by employees, contractors or other agents of Celcuity, or jointly by employees, contractors or other agents of NSABP, Research Collaborators and/or Participating Sites and employees, contractors or other agents of Celcuity, shall be solely owned by Celcuity.

13.4	NSABP shall, and will obligate Research Collaborators, Participating Sites and Investigators to, promptly notify Celcuity of any such Invention. NSABP shall assign or obligate Research Collaborators, Participating Sites, Investigators and their employees, contractors or other agents to assign any and all of their rights, title and interest in Inventions to Celcuity. Upon Celcuity’s request and at Celcuity’s expense, NSABP shall take such actions as Celcuity deems necessary or appropriate to obtain patent or other proprietary protection in Celcuity’s name with respect to any of the foregoing.

13.5	Any inventions or discoveries that are conceived or reduced to practice in the course of performing the Study, but which are not Inventions (“Other Inventions”), will be owned in accordance with U.S. patent law. Subject to the option granted below and the license grant in the following sentence, each of Research Collaborator, NSABP, and/or Celcuity, as the case may be, will have the right to use, exploit, license, transfer and/or sell its rights in jointly-made Other Inventions without the consent of and without obligation to account to the other. NSABP will obligate each Research Collaborator to grant to NSABP and Celcuity a non-exclusive, royalty-free license to use Other Inventions of Research Collaborator for non-commercial purposes only.

13.6	The Parties agree that the Research Collaborator will have the primary right to prepare, file and prosecute any patent applications on Other Inventions made solely by Research Collaborator at Research Collaborator’s expense. If Research Collaborator and NSABP both elect not to prepare, file, prosecute or maintain an application or patent arising from any Other Invention made solely by Research Collaborator, NSABP will promptly notify Celcuity, and Celcuity will have the right, but not the obligation to prepare, file, prosecute and maintain such applications or patents at Celcuity’s expense. The Parties will work together in good faith to determine a filing and prosecution strategy (including the Party that will have primary responsibility for prosecution activities) of all Other Inventions made jointly by Research Collaborator and/or NSABP and Celcuity.

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13.7	NSABP shall grant, and will require Research Collaborators to grant, to Celcuity a first option to negotiate an exclusive or non-exclusive (subject to availability of such rights), royalty-bearing and sublicensable license to NSABP’s and/or Research Collaborator’s interests, if any, in any Other Inventions, to make, use and sell (or otherwise research, develop or commercialize) those inventions or any products that are covered by patent rights that claim or that include those inventions. The option will extend for a period of one hundred eighty (180) days following the date of NSABP’s or Research Collaborator’s (as applicable) full written disclosure to Celcuity of the Other Invention. In the event that NSABP or Research Collaborator cannot reach agreement with Celcuity on the terms of a license, NSABP or Research Collaborator may license its respective rights in that Other Invention to any third party.

13.8	All Data and as stated in the above Article VI, all Materials and Materials Data, and all proprietary rights to the foregoing, shall be the sole property of NSABP, and otherwise subject to the NSABP Ownership of Data/Materials Policy attached as Appendix C. Celcuity agrees to treat such as Confidential Information of NSABP pursuant to Article XI prior to NSABP’s public release thereof, subject to Celcuity’s right to make limited disclosures as provided in Section 12.6. Subject to Article XI, Celcuity shall have the right to use the Data for regulatory purposes. NSABP agrees not to authorize use of such Data for an IDE or any other regulatory submission relating to a regulatory approval for CELx HER2 by others.

13.9	Any inventions or discoveries by NSABP or its employees that are not conceived in the course of NSABP’s performance of the Study shall be (as between NSABP and Celcuity) the sole property of NSABP, even if they arise from research using Data and/or Materials, or data and/or materials derived therefrom, obtained in connection with the Study. The Parties agree that, for purposes of this Article XIII, performance of sub-studies conducted by NSABP and/or Celcuity with such Data and/or Materials shall not be deemed performance of the Study, unless any such sub-study is expressly and specifically defined in the Protocol as a sub-study within the Study.

13.10	Notwithstanding anything to the contrary, NSABP and Research Collaborators shall retain a non-exclusive, royalty-free, perpetual right and license to their respective Inventions and Other Inventions to use the same for patient treatment, scientific and medical research, and academic purposes.

ARTICLE XIV
Notice

14.1	Any notice required or permitted hereunder related to this Agreement shall be in writing and shall be deemed given as of the date it is: (a) delivered to the recipient by hand; (b) delivered to the recipient by overnight courier; or (c) received by the Party to receive such notice by registered or certified mail, postage prepaid, return receipt requested, and addressed as set forth below, or to such other address as is subsequently specified in writing.

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If to NSABP:	With a copy to:
Joan Beyer Goldberg, MPH	Norman Wolmark, M.D.
Chief Executive Officer	Chairman
NSABP Foundation, Inc.	NSABP Foundation, Inc.
Nova Tower 2	Nova Tower 2
Two Allegheny Center, Suite 1200	Two Allegheny Center, Suite 1200
Pittsburgh, PA 15212	Pittsburgh, PA 15212

If to Celcuity:
Brian Sullivan
Chief Executive Officer
Celcuity, LLC
16305 – 36th Avenue North, Suite 450
Minneapolis, MN 55446

14.2	Any change(s) to the list in this Article XIV will be communicated in writing to the other Party, pursuant to the terms of this Article XIV.

ARTICLE XV
Indemnification; Insurance

15.1	Celcuity shall defend, indemnify, and hold harmless NSABP and Participating Sites, and their respective officers, employees, contractors, and agents, and Investigators and the NSABP Principal Investigator (collectively the “NSABP Indemnitees”), from and against any and all liabilities and expenses, including attorneys’ fees, resulting from third party claims, actions, or suits, including (without limitation) those for personal injury or death (“Claims”) to the extent resulting from:

(a)	the use of the Study Kit used in accordance with the Study and written instructions/information provided by Celcuity to NSABP or through NSABP to any third party including participants in connection with the Study;

(b)	the use of the Study Kit in accordance with the Protocol and/or written instructions/information supplied or distributed to third parties (including the general public) by Celcuity in connection with the Study Kit;

(c)	any claimed design defect, manufacturing defect, contamination or adulteration, or failure to warn relating to the Study Kit;

(d)	medical procedures performed pursuant to the Protocol that are not part of routine medical care and would not have been done but for the conduct of the Study; and/or

(e)	Celcuity’s failure to follow the Protocol, breach of this Agreement, or failure to comply with Applicable Law.

REGARDLESS OF WHETHER THE SAME ARE CAUSED, IN WHOLE OR IN PART, BY THE CONCURRENT NEGLIGENCE OF THE NSABP INDEMNITEES; PROVIDED, HOWEVER, that:

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(i)	the NSABP Indemnitee conducts the Study in accordance with Protocol requirements and written instructions delivered by Celcuity concerning administration of the Study Drug, use of the Study Kit, and applicable guidelines; and

(ii)	such loss does not arise out of the gross negligence or willful malfeasance of any NSABP Indemnitees; and

(iii)	the NSABP Indemnitee promptly notifies Celcuity in writing of any written complaint or claim, or any serious injury relating to any loss subject to this indemnification; and

(iv)	Celcuity shall have the right to select defense counsel and to direct the defense or settlement of any such claim or suit. Notwithstanding the foregoing, this Section 15.1(iv) shall apply to state universities or institutions only to the extent permissible under applicable state law.

Celcuity shall have no obligation to defend, indemnify, or hold harmless NSABP or the NSABP Indemnitees from and against any liability for Claims to the extent such Claims result from:

(A)	any negligence in the use or administration of the Study Drugs by NSABP or any NSABP Indemnitee in connection with the Study; and/or

(B)	any claimed design defect, manufacturing defect, or contamination or adulteration, relating to the Study Drugs.

Nothing contained within this Agreement (including any exhibits or appendices hereto) shall constitute a waiver by Celcuity of any rights of subrogation, contribution or similar rights that it may have against parties other than the NSABP Indemnitees.

15.2	Celcuity shall provide diligent defense against or settlement of any Claims, whether such Claims are rightfully or wrongfully brought or filed.

15.3	Any Claim, to the extent found by a court of competent jurisdiction to have resulted from the negligence or willful malfeasance of an NSABP Indemnitee, is excluded from Celcuity’s indemnity obligations under this Agreement to such extent. Deviations, defined as single event variations from the terms of Protocol which would not have a significant deleterious effect on the research or on the participant that may arise out of necessity, do not constitute negligence or willful malfeasance or a violation of the requirements of Section 15.1(a) and/or 15.1 (b).

15.4	The NSABP Indemnitee(s) shall reasonably cooperate with Celcuity and its legal representatives in the investigation and defense of any Claim covered under this Agreement. In the event a Claim is or may be asserted, NSABP, or Participating Sites, shall have the right to select and to obtain representation by separate legal counsel. Legal counsel selected by NSABP or Participating Sites may participate in any settlement negotiations or legal proceedings subject to Article XV, but Celcuity shall retain the right to direct the settlement or defense of any Claim, subject to NSABP Indemnitee’s consent and to the extent allowed under state law for Participating Sites that are state universities and institutions, which consent shall not be unreasonably withheld or delayed. If NSABP

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or Participating Sites that are state universities and institutions, exercises such right, all costs and expenses incurred by NSABP, or such Participating Sites, for such separate counsel shall be borne by NSABP, or such Participating Site.

15.5	Celcuity shall maintain a policy or program of insurance or self-insurance at levels sufficient to support its liabilities and contractual obligations, including any indemnification obligation assumed herein. Upon request, Celcuity will provide evidence of its insurance.

15.6	NSABP shall maintain a policy or program of insurance it deems appropriate to protect its liabilities and contractual obligations assumed herein.

15.7	NSABP will obligate each Participating Site to obtain and maintain, at its own expense and throughout the term of this Agreement, such insurance as it deems appropriate to protect its liabilities and contractual obligations. However, failure of any Participating Site to have insurance coverage, ability to obtain insurance coverage, or any inadequacy of insurance coverage shall not relieve or decrease liabilities, if any, of NSABP or the Participating Site under this Agreement. It is understood that NSABP, including its agents, Participating Sites, and subcontractors, is not responsible for the acts or omissions of Celcuity. A program of self-insurance by a Participating Site will suffice for compliance by such Participating Site with this provision.

15.8	NEITHER PARTY SHALL BE LIABLE TO THE OTHER UNDER THIS AGREEMENT FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES RELATED TO THIS AGREEMENT OR ANY BREACH THEREOF, EXCEPT FOR DAMAGES RESULTING FROM A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS IN ARTICLE XI. NOTHING IN THIS AGREEMENT IS INTENDED TO RESTRICT OR LIMIT A PARTY’S INDEMNIFICATION RIGHTS OR OBLIGATIONS SET FORTH IN THIS ARTICLE XV.

15.9	Attached hereto as Appendix E to this Agreement is a listing of Selected Terms of Agreement for Disclosure to Sites. NSABP may provide a copy of Appendix E potential Participating Sites as reasonably deemed necessary or helpful by NSABP in connection with negotiating the terms of agreements with potential Participating Sites for performance of the Study.

ARTICLE XVI
Human Subjects

16.1	Informed consent of the Subjects shall be obtained in accordance with 45 CFR Part 46 and all Applicable Law. Related IRB review and approval of the Protocol, including the ICF, shall be obtained in accordance with 21 CFR Part 56 and Applicable Law. The ICF and/or HIPAA authorization form(s) as approved by the IRB shall disclose that documentation may be provided to representatives of Celcuity, Genentech, the FDA or other regulatory agencies and that Subjects’ identifying information will be removed prior to submission thereto. Subject to Applicable Law, during audits of the Study at NSABP, Participating Sites, or their designated agents, Celcuity shall have the right to review ICFs to assure that they conform to Applicable Law.

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16.2	In the event of physical injury resulting from research procedures in which the Subject will participate, no form of compensation is available from Celcuity. Medical treatment may be provided at the Subject’s own expense, or at the expense of the health care insurer (i.e., Medicare, Medicaid, BC/BS, or VA, if eligible, etc.), which may or may not provide coverage. NSABP acknowledges and agrees that it does not have the authority to bind Celcuity to reimburse participants for medical expenses arising from or relating to the Study.

ARTICLE XVII
Independent Contractor

17.1	The relationship of the Parties to this Agreement is that of independent contractors. Neither Party is authorized or empowered to act as an agent for the other for any purpose, and shall not on behalf of the other enter into any contract, warranty, or representation as to any matter. Neither Party shall be bound by the acts or conduct of the other except as provided by the terms of this Agreement. All NSABP activities hereunder are rendered by NSABP as an independent contractor for federal, state and local income tax purposes and for all other purposes.

ARTICLE XVIII
Term and Termination

18.1	This Agreement shall be effective upon the Effective Date and shall continue until the completion of the obligations of this Agreement unless terminated earlier in accordance with this Article XVIII.

18.2	This Agreement may be terminated by either Party, immediately upon written notice to the other Party, if any of the following conditions occur:

(a)	If the authorization and approval to perform the Study in the United States is withdrawn by the FDA;

(b)	If human and/or toxicology test results, in the reasonable opinion of NSABP or Celcuity are of such magnitude and/or frequency of incidence as to support termination of the Study;

(c)	If the emergency of any adverse reaction or side-effect of any drug administered in the Study or a modification to the Protocol raises safety issues of such magnitude and/or incidence in the reasonable opinion of either NSABP or Celcuity to support termination of the Study;

(d)	In the event a Party remains in material breach of any Section of this Agreement thirty (30) days after its receipt of notice in writing from the other Party of a material breach; or

(e)	If Celcuity does not perform the CELx HER2 test or is unable to provide the Study Kit.

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18.3	Termination of Agreement by NSABP. NSABP shall have the right to immediately terminate this Agreement by notice to Celcuity in the event of any of the following:

(a)	if Celcuity fails to pay an undisputed amount due to NSABP hereunder within thirty (30) days after being notified by NSABP that it is in arrears of payments due hereunder; or

(b)	if Celcuity remains in material breach of any other Section of this Agreement thirty (30) days after its receipt of notice in writing from NSABP of such material breach; or

(c)	if Genentech terminates the agreement to supply the Study Drugs, the manufacture of the Study Drugs ceases, and/or the Study Drug is no longer available.

18.4	Termination by Agreement. The Parties may, by mutual agreement, terminate this Agreement. NSABP and Celcuity shall use reasonable efforts and act in good faith to resolve any and all issues which may arise in connection with the Study, including problems with recruitment of subjects, timing, costs, supply of the Study Drug, third party participants in the Study, and the like. NSABP shall use reasonable efforts to notify Celcuity of any significant issues regarding the NSABP’s agreement with Genentech for the supply and distribution of the Study Drug.

18.5	Obligations Upon Termination. If this Agreement is terminated for any reason, NSABP will obligate Participating Sites to immediately stop enrolling Subjects into the Study and the Study shall be discontinued in accordance with the Protocol, this Agreement, and in a manner designed to preserve Subject safety and data integrity. NSABP shall wind-down the Study in an efficient, safe, and cost-effective manner. The need for any continued Subject safety monitoring and the appropriate manner to cease conducting Study procedures will be reasonably determined by NSABP in accordance with Applicable Law. In addition, payments will be made to NSABP by Celcuity for reasonable costs incurred for all NSABP services performed up to the time of termination in accordance with this Agreement and for any reasonable, non-cancelable expenses related to the Study. Such amounts shall take into account any payments previously made by Celcuity to NSABP under this Agreement. In the event the payments made by Celcuity exceed the final fees, NSABP shall return the excess balance to Celcuity. NSABP will promptly destroy or return to Celcuity all Confidential Information of Celcuity.

18.6	Survival. No expiration or termination of this Agreement will release the Parties from their rights or obligations accrued prior to expiration or effective date of termination. The rights and duties under Sections 2.6, 4.1, 4.2, 4.3, 4.4, 5.1 (d) and (e), 5.2 through 5.4, 8.1, 9.3, 9.4, 9.5, and 17.5 and 17.6, and Articles VI, VII, IX through XVI, XVIII, XXIII through XXX, and Appendix B will survive the expiration or termination of this Agreement.

ARTICLE XIX
Severability

19.1	If any provision(s) of this Agreement is or becomes invalid, is ruled illegal, or is held unenforceable, in each case as determined by a court of competent jurisdiction, the

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invalidity, illegality or unenforceability thereof shall not affect the remainder of this Agreement and it shall remain in full force and effect and enforceable in accordance with its terms. Further, in lieu of each such provision which is invalid, illegal, or unenforceable, a new valid, legal, and enforceable provision as similar as possible in economic and business objective intended by the Parties shall be substituted for such invalid, illegal, or unenforceable provision.

ARTICLE XX
Waiver

20.1	The waiver by either Party of a breach or violation of any term, provision or condition of this Agreement, whether by conduct or otherwise, shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other term, provision or condition hereof.

ARTICLE XXI
Debarment

21.1	NSABP certifies that to the best of its knowledge as of the Effective Date neither NSABP nor any person employed thereby directly in the performance of the Study is (a) currently debarred under Section 306(a) or (b) of the Federal Food, Drug and Cosmetic Act; or (b) is listed by any federal or state agency as debarred or disqualified. NSABP shall obligate its Research Collaborators to certify that none of its Investigators or Participating Sites, nor any of their respective personnel conducting or engaged to conduct the Study, (i) is currently debarred; or (ii) is listed by any federal or state agency as debarred or disqualified; and (iii) to notify NSABP immediately of any such occurrence. If at any time after execution of this Agreement, NSABP becomes aware that NSABP or any person employed thereby and providing services for the Study hereunder is, or is in the process of being debarred, or any of the foregoing related to NSABP, a Research Collaborator, Investigators, Participating Site or any of their respective personnel, NSABP hereby certifies that NSABP will promptly notify Celcuity.

ARTICLE XXII
Force Majeure

22.1	Neither Party shall be liable for any delay or failure to perform as required by this Agreement, to the extent such delay or failure to perform is due to circumstances beyond that Party’s reasonable control, such as labor disturbances or labor disputes of any kind, accidents, failure of utilities, mechanical breakdowns, material shortages, hurricanes, tornadoes, blizzards, electrical outages, disease, or other such unavoidable occurrences.

ARTICLE XXIII
Governing Law

23.1	The construction, validity and performance of this Agreement, including any non-contractual obligations relating to this Agreement, shall be governed by the laws of the Commonwealth of Pennsylvania without reference to its principles of conflicts of law. Each Party hereby submits to the exclusive jurisdiction of the state and federal courts situated in Pittsburgh (Allegheny County), Pennsylvania. Notwithstanding the foregoing, this Article XXIII need not apply to those Research Collaborators which are state

~ 24 ~

universities or institutions, and NSABP’s agreements with such Research Collaborators may be silent as to applicable governing law.

ARTICLE XXIV
Certain Disclosures and Transparency

24.1	NSABP acknowledges that Celcuity may be required to abide by federal and state disclosure laws and certain transparency policies governing its activities including, without limitation, providing reports to the government and to the public concerning financial or other relationships with healthcare providers. NSABP agrees that Celcuity may disclose information about the Agreement and about the Study, including relating to any transfers of value pursuant to this Agreement in accordance with Applicable Law. NSABP agrees to discuss with Celcuity the perceived obligations and supply mutually agreed upon required information reasonably requested by Celcuity for disclosure purposes. To the extent that NSABP, any Investigator or Participating Site is independently obligated to disclose specific information concerning the Study, including relating to transfers of value from Celcuity pursuant to this Agreement, NSABP will, and will cause Investigators and Participating Sites to make timely and accurate required disclosures.

ARTICLE XXV
No Transfer of Proprietary Rights Not Specified

25.1	It is agreed that neither NSABP nor Celcuity transfers to the other by operation of this Agreement any patent right, copyright, or other proprietary right of either Party, except to the extent expressly set forth herein.

ARTICLE XXVI
Conformance with Law and Accepted Practice

26.1	In performing their respective obligations hereunder, the Parties shall comply, as applicable, with generally accepted standards of good standard practices, with the Protocol, and with all Applicable Law governing the performance of clinical investigations as applicable to the Study. NSABP agrees to retain records resulting from the conduct of the Study for the time required by applicable federal regulations subject to Article IX herein.

ARTICLE XXVII
Integration

27.1	Appendices identified within this Agreement are incorporated in this Agreement by reference.

ARTICLE XXVIII
Amendments

28.1	This Agreement may be extended, renewed, or otherwise amended at any time only by a writing signed by the Parties hereto.

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ARTICLE XXIX
Assignment

29.1	Neither Party hereto may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that without such consent NSABP may freely assign this Agreement in connection with the transfer or sale of all, or substantially all, of its assets or business to which this Agreement relates, or to a successor entity or acquirer in the event of its merger or consolidation, or change of control.

29.2	This Agreement shall inure to the benefit of, and be binding upon, each Party signatory hereto, its successors, and permitted assigns. No assignment shall relieve either Party of the performance of any accrued obligation, which such Party may then have under this Agreement. Any permitted assignee will assume the rights and obligations of its assignor under this Agreement.

ARTICLE XXX
Entire Agreement

30.1	This Agreement, including any Appendices hereto, represents the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior discussions, agreements, and understanding entered into orally or otherwise between the Parties in connection with the subject matter herein. Each Party confirms that it is not relying on any representations or warranties of any other Party except as specifically set forth in this Agreement. To the extent of any conflict or inconsistency between the terms of this Agreement, Appendices or the Protocol, the terms of this Agreement will control, except that the terms of the Protocol will nonetheless control with respect to scientific and medical issues in connection with any such conflict or inconsistency. This Agreement may only be modified by a writing duly executed by both Parties.

ARTICLE XXXI
Counterparts

31.1	This Agreement and any amendments may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same document, binding on all Parties notwithstanding that each of the Parties may have signed different counterparts. Facsimiles or scanned copies of signatures or electronic images of signatures shall be considered original signatures unless prohibited by Applicable Law.

[The remainder of this page intentionally left blank]

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Binding Execution

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in duplicate by the proper persons thereunto duly authorized.

	NSABP Foundation, Inc.		Celcuity, LLC

By:	/s/ Joan Beyer Goldberg, MPH	By:	/s/ Brian F. Sullivan
	Authorized Signature		Authorized Signature

	Joan Beyer Goldberg, MPH		Brian F. Sullivan
	Authorized Representative		Authorized Representative

	Chief Executive Officer		Chief Executive Officer
	Title		Title

	May 9, 2017		May 10, 2017
	Date		Date

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Appendix A

NSABP Protocol:

NSABP protocol entitled “An Open-Label Phase II Trial to Evaluate the Efficacy and Safety of Neoadjuvant ACT + Trastuzumab and Pertuzumab in Early Stage HER2-Negative Breast Cancer Patients Selected with a Test Measuring Live Cell HER2 Signaling Transduction (Fact 1) (FB-12),” including the sample Informed Consent Form

Appendix A is set out on the following pages.

NSABP PROTOCOL FB-12

An Open-Label Phase II Trial to Evaluate the Efficacy and Safety of Neoadjuvant Doxorubicin Plus Cyclophosphamide Followed by Weekly Paclitaxel Plus Trastuzumab and Pertuzumab in Early Stage HER2-Negative Breast Cancer Patients Selected with a Test Measuring Live Cell HER2 Signaling Transduction (FACT 1)

NSABP Foundation, Inc.

Nova Tower 2

Two Allegheny Center – Suite 1200

Pittsburgh, PA 15212

TELEPHONE:	1-800-270-3165
E-MAIL:	industry.trials@nsabp.org
CLINICAL QUESTIONS:	1-800-270-3165

KEY STUDY PERSONNEL

NSABP Chair:	Norman Wolmark, MD
NSABP Foundation Breast Committee Chair:	Charles E. Geyer, MD
Protocol Chair:	Eleftherios Mamounas, MD, MPH
Medical Oncology Co-Chair:	Lee Schwartzberg, MD
Protocol Officer:	Priya Rastogi, MD
Protocol Statistician:	Marc Buyse, ScD

Protocol FB-12 IND #XXXX (trastuzumab and pertuzumab),

sponsored by the NSABP Foundation, Inc.

Celcuity, LLC – Protocol FB-12

CONFIDENTIAL

1

TABLE OF CONTENTS

INFORMATION RESOURCES			10
GLOSSARY OF ABBREVIATIONS AND ACRONYMS			11

1.0	OVERVIEW OF STUDY DESIGN		13
	1.1	Summary	13

2.0	background		15
	2.1	CELx Signaling Function® Technology	15
	2.2	CELx HER2 Signaling Function® (HSF) test	16
	2.3	Intended use of investigational device	17
	2.4	Justification for the design of the clinical trial	17

3.0	study aims and endpoints		22
	3.1	Primary aim and endpoint	22
	3.2	Secondary aims and endpoints	22

4.0	patient eligibility and ineligibility		23
	4.1	Patient selection guidelines	23
	4.2	Conditions for patient eligibility (Screening)	23
	4.3	Conditions for patient eligibility (Study Enrollment)	25
	4.4	Conditions for patient ineligibility (Screening)	25

5.0	requirements for study entry, during treatment, and follow-up		27

6.0	PATHOLOGY AND CORRELATIVE SCIENCE STUDIES		31
	6.1	Overview of requirement	31
	6.2	CELx HSF testing	31
	6.3	Residual cancer burden	31

7.0	study treatment		32
	7.1	Treatment regimen	32
	7.2	Dose determinations	33
	7.3	Supportive therapy	33
	7.4	Surgery	34
	7.5	Prohibited therapies	35
	7.6	Participation in other clinical trials	35

8.0	treatment management		36
	8.1	General instructions	36
	8.2	Management of anemia	36
	8.3	Treatment management for AC	36
	8.4	Treatment decisions when components of paclitaxel, trastuzumab, or pertuzumab must be held or discontinued	36
	8.5	Treatment management for paclitaxel	36
	8.6	Treatment management for trastuzumab and pertuzumab	38
	8.7	Heart failure and left ventricular systolic dysfunction	38
	8.8	Other trastuzumab- and pertuzumab-specific instructions	40
	8.9	CTCAE grade 2 cardiac disorder adverse events that prohibit trastuzumab and pertuzumab therapy	41

9.0	drug information		42
	9.1	Doxorubicin, cyclophosphamide, and paclitaxel	42

Confidential	NSABP FB-12 – Page 8

	9.2	Trastuzumab	42
	9.3	Pertuzumab	44
	9.4	Transfer of trastuzumab and pertuzumab	45
	9.5	Destruction of trastuzumab and pertuzumab	45
	9.6	Drug accountability	45

10.0	adverse event reporting		46
	10.1	Definition of an AE	46
	10.2	Definition of an SAE	46
	10.3	Events requiring expedited reporting	47
	10.4	Pregnancy	48
	10.5	Grading the severity of the AE	48
	10.6	Expedited reporting instructions	48
	10.7	Routine reporting of AEs	49
	10.8	Documentation requested following death	49

11.0	assessment of effect		50
	11.1	Timing of clinical response assessments	50

12.0	patient entry procedures		51
	12.1	Patient consent forms	51
	12.2	Study entry	51
	12.3	Patient study number and treatment assignment	51
	12.4	Investigator-initiated discontinuation of study therapy	51
	12.5	Patient-initiated discontinuation of study therapy	52
	12.6	Patient-initiated withdrawal from the study	52

13.0	data handling and recordkeeping		53

14.0	statistical considerations		54
	14.1	Study design	54
	14.2	Study endpoints	54
	14.3	Study objectives	55
	14.4	Sample size	56
	14.5	Accrual time and study duration	56
	14.6	Monitoring	56

15.0	Device Accountability		57

16.0	publication information		58

17.0	references		59

Appendix A	Assessment of performance status and activities of daily living	60
Appendix B	Suggested procedure for evaluation of surgical specimens	61

Figure 1.	NSABP FB-12 Schema	14

Table 1.	Tests, exams, and other requirements for screening and prior to study entry	27
Table 2.	Tests, exams, and other requirements during therapy and follow-up	29
Table 3.	Treatment regimen	32
Table 4.	Dose levels for paclitaxel	37
Table 5.	Trastuzumab and pertuzumab management based on LVEF assessments	39
Table 6.	Dose modifications and instructions for trastuzumab and pertuzumab	40

Confidential	NSABP FB-12 – Page 9

INFORMATION RESOURCES

NSABP Department of Site and Study Management NSABP Operations Center Nova Tower 2 Two Allegheny Center – Suite 1200 Pittsburgh, PA 15212 Phone: 1-800-270-3165 E-mail: industry.trials@nsabp.org

For questions regarding:

•      IRB review & informed consent

•      Submission of IRB approval

•      Study entry information

•      Eligibility

•      Treatment regimen

•      Dose modifications/delays

•      Other clinical aspects of the trial

•      Adverse event reporting including SAE reporting

•      eCRF completion

•      Trastuzumab and pertuzumab shipments

	NSABP Department of Site and Study Management (DSSM)	Phone: 1-800-270-3165 E-mail: industry.trials@nsabp.org
For questions regarding data management	DSSM	Phone: 1-800-270-3165 E-mail: industry.trials@nsabp.org
Requests for study drug (trastuzumab and pertuzumab)	DSSM	E-mail: FB12.drugorders@nsabp.org
Requests for CELx Specimen Collection Kits and questions regarding submission of tumor samples	Celcuity	E-mail: http://celcuity.com/contact/ Phone: 1-844-310-3900 Refer to FB-12 Pathology Instructions.

Confidential	NSABP FB-12 – Page 10

GLOSSARY OF ABBREVIATIONS AND ACRONYMS

AC	doxorubicin (Adriamycin®) and cyclophosphamide
AE	adverse event
AJCC	American Joint Committee on Cancer
ALT	alanine aminotransferase
ANC	absolute neutrophil count
ARDS	acute respiratory distress syndrome
ASCO	American Society of Clinical Oncology
AST	aspartate aminotransferase
BP	blood pressure
BSA	body surface area
BUN	blood urea nitrogen
CAP	College of American Pathologists
CBC	complete blood count
cCR	clinical complete response
CHF	congestive heart failure
CI	confidence interval
CLIA	Clinical Laboratory Improvement Amendments
CRF	case report form
CT	computed tomography
CTCAE v4.0	Common Terminology Criteria for Adverse Events Version 4.0
CTEP	Cancer Therapy Evaluation Program
DCIS	ductal carcinoma in situ
DSSM	NSABP Department of Site and Study Management
ECHO	echocardiogram
ECOG	Eastern Cooperative Oncology Group
EGF	Epidermal growth factor
ER	estrogen receptor
FDA	Food and Drug Administration
FISH	fluorescence in situ hybridization
FNA	fine needle aspiration
GCP	Good Clinical Practice
G-CSF	granulocyte colony stimulating factor
GM-CSF	granulocyte macrophage-colony stimulating factor
H&P	history and physical
HER	human epidermal growth factor receptor
HIV	human immunodeficiency virus
HR	hazard ratio
IB	Investigator's Brochure
ICH	International Conference on Harmonization
IDE	Investigational Device Exemption
IHC	immunohistochemistry
IND	investigational new drug
IRB	institutional review board
ISO	International Organization for Standardization
IV	intravenous
LCIS	lobular carcinoma in situ

Confidential	NSABP FB-12 – Page 11

GLOSSARY OF ABBREVIATIONS AND ACRONYMS (continued)

LLN	lower limit of normal
LV	left ventricular
LVEF	left ventricular ejection fraction
mAB	monoclonal antibody
MAPK	mitogen-activated protein kinase
MRI	magnetic resonance imaging
MUGA	multi-gated acquisition (scan)
NCCN	National Comprehensive Cancer Network
NCI	National Cancer Institute
NRG1b	Neuregulin 1 beta
NSABP	NSABP Foundation, Inc.
p	probability
pCR	pathologic complete response
PET	positron emission tomography
PgR	progesterone receptor
PI3K	phosphoinositide 3-kinase
q	every
RCB	residual cancer burden
RT	radiation therapy
SAE	serious adverse event
SN	sentinel node
ULN	upper limit of normal
WOCBP	women of childbearing potential
WP	weekly paclitaxel

Confidential	NSABP FB-12 – Page 12

1.0	overview of study design

1.1	Summary

This is a prospective, single arm, open label, multicenter interventional study designed to evaluate the efficacy of neoadjuvant chemotherapy with anti-HER2 antibodies in patients with HER2-negative invasive breast cancer who have abnormal HER2 signaling activity determined by the Celcuity HSF testing.

Patients will be required to have a prescreening research core needle biopsy to procure a fresh tumor specimen that will be sent to Celcuity for CELx HSF testing, in order to assess the status of their HER2 signaling activity (abnormally or normally active). Patients who have abnormal HER2 signaling activity will receive weekly paclitaxel plus the anti-HER2 therapy regimen of trastuzumab and pertuzumab following completion of initial doxorubicin/cyclophosphamide.

The primary endpoint of the study is to evaluate whether patients with HER2-negative breast cancers based on standard ASCO/CAP testing criteria, but with abnormal HER2-driven signaling pathways determined by the Celcuity HSF assay, and receive HER2-targeted therapy with neoadjuvant chemotherapy will have a higher rate of pathological complete response in the breast and lymph nodes (pCR breast and lymph nodes) than has been found historically in patients with HER2-negative breast cancer who have received neoadjuvant chemotherapy. Secondary endpoints include pathologic complete response (breast), clinical complete response (cCR), residual cancer burden (RCB) 0-1 index, and relationship between quantitative CELx score and pCR rate.

It is expected that approximately 270 patients will need to be prescreened in order to enroll 54 patients (26 ER-positive/HER2-negative and 28 ER-negative/HER2-negative) who have abnormal HER2 signaling activity.

Confidential	NSABP FB-12 – Page 13

Figure 1.
NSABP FB-12 Schema

*	Doxorubicin (A) 60 mg/m2 IV + cyclophosphamide (C) 600 mg/m2 IV Day 1 every 2 weeks or every 3 weeks at investigator's discretion.
**	Weekly Paclitaxel (WP): 80 mg/m2 IV weekly for 12 doses.
†	Trastuzumab + Pertuzumab: Trastuzumab (administer a loading dose of 8 mg/kg IV; then 6 mg/kg IV every 3 weeks for 4 cycles) with pertuzumab (administer a loading dose of 840 mg IV; then 420 mg IV every 3 weeks for 4 cycles).

Confidential	NSABP FB-12 – Page 14

2.0	background

2.1	CELx Signaling Function® Technology

Scientists and clinicians have long sought a method to more precisely diagnose and treat patients with heterogeneous diseases. In response to this need, Celcuity, LLC (Celcuity) developed CELx Signaling Function® technology, a proprietary cellular functionality analysis platform that measures signaling pathway activity using live patient cells. The hypothesis of the CELx Signaling Function® test is that measurement of cell signaling dysfunction in a patient’s live disease cells is the most accurate method of diagnosing the presence of signaling activity of the HER2 pathway. This information can be used to determine whether a signaling pathway associated with breast cancer is abnormal in a patient’s breast cancer tissue.

Dynamic patient cell signaling quantification

The CELx platform quantifies specific dynamic signal transduction activities in a patient’s tumor cells. The complexity of signal transduction processes is immense and the permutations of the pathway variables are practically unquantifiable. Current analytical methods to assess these variables use dead (fixed or lysed) cells, measuring only a snapshot. Point-in-time measurements are limited to assessment of the compositional status (e.g., mutation), concentration level (e.g., protein amount) or activation status (e.g., phosphorylation) of a finite number of signaling pathway components. A complete diagnosis of a patient’s cancer and an assessment of the potential response to a targeted therapy requires measurement of the underlying activity of signaling pathways in live patient tumor cells.

To measure live real-time dynamic cell signaling activity, an impedance biosensor instrument is used. An impedance biosensor is an analytical platform that converts changes in cellular activity to a measurable electrical signal. This instrument measures dynamic changes in cell adhesion and morphology initiated by signal pathway activation or inhibition in live patient tumor cells.

The following schematic provides an example of impedance measurement in a single-well of the microplate. Activation or inhibition of signaling activity causes changes in cell adhesion. To measure cell adhesion changes in real-time, live patient cells are attached to a microelectrode.

As cells cover the electrodes, the current is impeded in a manner related to the number of cells. In addition, since cell signaling changes modulate a cell’s adhesion properties, the impedance biosensor also detects and quantifies these changes. When cells are stimulated and change their function, the accompanying changes in cell adhesion thus alter the impedance that is measured.

Confidential	NSABP FB-12 – Page 15

To determine the activity of a specific signaling pathway, an activating agent specific to a pathway receptor is used to turn on the pathway and a corresponding inhibitory agent specific to the pathway receptor is used to turn signaling off. When signaling pathways are stimulated in this manner, adhesion molecules are affected and cause a change in the impedance measured in a well. By relying on the principle of detecting signaling pathway activity, we believe we can develop tests for a range of disease types and targeted therapies that affect various cellular pathways.

The output value is reported as the change in the electrical impedance measured. The change in impedance values is quantified over time and used to determine a Signaling Function Score.

An example of the data recorded is provided in the graph below. In this example, a HER family signaling pathway (HER3) in a sample of breast cancer cells is stimulated with an activating agent (NRG1b) alone and in combination with various concentrations of a dual-HER family inhibitor (lapatinib). The uppermost curve labeled “No Drug – Max Stimulation” represents the amount of HER3 signaling pathway activity that occurs over a 10-hour period when the breast cancer cells are stimulated with the NRG1b alone. The remaining curves represent the amount of pathway activity that occurs after the pathway inhibitor is added to cells. The curves with the pathway inhibitor added have lower peak and aggregate values and demonstrate that the test has an expected dose dependent response to the addition of the pathway inhibitor. The curve labeled “Max Stimulation – Max Drug” indicates that, in this example, nearly all the pathway activity stimulated with the activating agent is inhibited or blocked by the pathway inhibitor.

Typical Impedance vs. Time Data Set

2.2	CELx HER2 Signaling Function® (HSF) test

The CELx HER2 Signaling Function Test is a qualitative Laboratory Developed Test (LDT) to measure HER2-driven signaling network activity that uses viable primary cells isolated from HER2-negative breast tumor tissue specimens obtained from a patient. Specimens are collected in a Celcuity provided specimen collection kit at the clinical site and then delivered directly to Celcuity’s CLIA-certified and CAP-accredited laboratory where the test is performed and the test report is issued.

Confidential	NSABP FB-12 – Page 16

The CELx HSF Test incorporates the following steps:

1.	Measures signaling driven by HER2 hetero-dimerization of HER1 and HER3:
a. Activates PI3K & MAPK with HER3 ligand (NRG1) and HER1 ligand (EGF)
b. Confirms signaling is HER2-driven using HER2 dimer blocker
2.	Quantifies amount of HER2 signaling anti-HER2 drugs inhibit
3.	Transforms quantitative result into a final qualitative result that characterizes the activity level of the HER2 signaling pathway network in the tested patient tumor cells as either normal or abnormal.

Celcuity has completed analytical validation studies in accordance with applicable FDA guidance and Clinical and Laboratory Standards Institute (CLSI) standards in its CLIA/CAP certified laboratory to characterize the performance of the CELx HSF test. A summary of the results is below (Celcuity 2017):

Results of analytical validation studies for CELx HSF test (Lainga 2017)

Performance Characteristics	Results
Analytical Precision (Qualitative) Analytical Sensitivity (95% CI) Analytical Specificity (95% CI)	95.8% - 100% (88/88) 95.8% - 100% (88/88)
Detection Limits Limit of Blank Limit of Detection Limit of Quantification	0.0020 cell attachment units 0.0099 cell attachment units 0.1000 cell attachment units
Cut-Off Characterization	250 signaling units

2.3	Intended use of investigational device

The CELx HER2 Signaling Function Test for specimen characterization is a qualitative laboratory developed test intended to measure HER2-driven signaling activity in tumor cells obtained from patients previously diagnosed with HER2-negative breast cancer to evaluate whether the patients have normal or abnormal HER2-driven signaling activity. The intended use of this test is to identify HER2-negative breast cancer patients with abnormal HER2-driven signaling so they may be enrolled in the proposed clinical trial.

2.4	Justification for the design of the clinical trial

HER2 breast cancer disease is defined at a biological level as hyperactivity of the HER2-related signaling pathways. It is currently diagnosed by measuring the amount of HER2 receptor present in the patient’s tumor cells using IHC and/or by demonstrating gene amplification by FISH testing. This approach does not identify whether the actual disease mechanism, abnormal HER2

Confidential	NSABP FB-12 – Page 17

signaling, is present. Instead, it assumes that the HER2 receptor, one component of a complex biochemical reaction, can characterize the signaling activity of the entire HER2 pathway network. The clinical sensitivity of this approach has been called into question recently when several analyses of HER2 drug trials found that a portion of inadvertently enrolled HER2-negative patients received benefit from the HER2-directed therapy (Paik 2008). From a biological and biochemical standpoint, this is not surprising. It is also consistent with the fact that many HER2-positive patients do not respond to HER2-targeted therapy. This suggests that the correlation between HER2 receptor levels and HER2 signaling activity is well below 100%. As a result, measuring only HER2 receptor levels and/or gene amplification can lead to a substantial number of false negative HER2 disease diagnoses. This would be the case with HER2-negative breast cancer patients who have abnormal HER2 signaling activity. IHC or FISH will diagnose these patients as not having HER2-driven breast cancer, when, in fact, they do.

To overcome the limitation of measuring only receptor levels to diagnose HER2 breast cancer, Celcuity described in a recently published study (Huang 2017) the development of its CELx HER2 Signaling Function Test to measure functional HER2 signaling in live patient tumor cells. This test identifies patients who have abnormal HER2-driven signaling activity despite having normal HER2 receptor levels. This is currently an undiagnosable sub-type of HER2-related breast cancer.

In a recently published study (Huang 2016), Celcuity found that 20% of HER2-negative breast cancer patients have the same level of abnormal HER2 signaling activity as the abnormal HER2 signaling activity found in HER2-positive breast cancer cell lines. These patients may thus benefit from treatment with a HER2-directed therapy.

To assess the potential clinical benefit HER2 therapies may offer these patients, a prospective, single arm, open label neoadjuvant interventional study is proposed. Data from previous clinical trials have consistently found a significant difference in the pathological response rates (pCR) between HER2-negative and HER2-positive breast cancer patients when they receive their respective standard of care therapies. For ER-positive/HER2-negative breast cancer patients receiving neoadjuvant chemotherapy or hormonal therapy, the average pCR rate is 8%, and for ER-negative/HER2-negative patients, the average pCR rate is 31% (Cortazar 2014). This contrasts sharply to pCR rates of 30%-50% for ER-positive/HER2-positive breast cancer patients and 55%-80% for ER-negative/HER2-positive breast cancer patients receiving neoadjuvant treatment with anti-HER2 antibodies in combination with chemotherapy (Schneeweiss 2013).

This suggests that HER2-negative patients with abnormal HER2 signaling receiving neoadjuvant chemotherapy with anti-HER2 therapy may experience pCR rates significantly higher than HER2-negative patients with normally active HER2 signaling activity and possibly comparable to the pCR rates experienced by HER2-positive patients.

Summary of CELx Studies:

Excerpts of key results from Celcuity’s published studies are provided below.

Prevalence Studies: 20% of HER2-Negative Patients Have Abnormal HER2-Signaling

To derive an initial estimate of the prevalence of abnormal HER2 signaling within the HER2-negative breast cancer population, Celcuity conducted a cell line survey, and training set and validation studies using patient tumor cells. Live cell response to specific HER2 agonists (NRG1b and EGF) and antagonist (pertuzumab) was measured.

Confidential	NSABP FB-12 – Page 18

Key findings include:

•	Cell Line Survey Study (N=9) (Huang 2017)

o	4 of 9 HER2+ cell lines had HER2 signaling activity above 250 signaling units. These results helped establish an initial cut-off value.

o	Confirmed that normal HER2 signaling can occur in cells with overexpressed amounts of HER2.

•	Training Set Study (N=50) (Huang 2017)

o	7 of 34 HER2-negative breast cancer patients (20.5%; 95% CI = 10%–37%) had tumor cells with HER2 signaling activity that was characterized as abnormally high and consistent with the HER2 signaling found in the upper 50% of the HER2+ cell lines.

o	The 16 healthy breast specimens had a significantly lower average and standard deviation HER2 Signaling Scores than the HER2- and HER2+ breast cancer specimens.

•	Validation Study (N=114) (Laing[b] 2017)

o	27 of 114 patients (23.7%; 95% CI = 17%–32%) had tumor cells with HER2 signaling activity that was characterized as abnormally high and consistent with the HER2 signaling found in the upper 50% of the HER2+ cell lines.

•	The patients providing specimens in the Training Set and Validation Set studies had the following characteristics:

	Training Set		Validation Set
Characteristic	No.	%	No.	%
No. of breast cancer patients	34	100%	114	100%
Age, years
Mean	57.5		58.6
Clinical Stage
I	5	15%	23	20%
II	22	65%	62	54%
III	5	15%	24	22%
N/A1	2	6%	4	4%
Histology
DCIS only	1	3%	0	0%
Invasive only	13	38%	24	21%
Invasive Ductal/DCIS mixed	10	29%	55	48%
Lobular/other	8	24%	35	31%
N/A1	2	6%	0	0%
Lymph Status
Positive	12	35%	56	49%
Negative	20	59%	46	40%
pNx or N/A1	2	6%	12	11%
Estrogen Receptor Status
ER+	26	76%	96	84%
ER-	1	3%	18	16%
N/A1	7	21%	0	0
HER2 IHC score/FACS
IHC 0, 1+ or FISH not amp[2]	34	100%	101	89%
IHC 2+ and FISH not amp	0	0	13	11%
3+	0	0	0	0

Confidential	NSABP FB-12 – Page 19

•	The graph below presents the data from the Cell Line, Training Set, and Validation Prevalence Studies in a Box-Whiskers plot format.

o	The dotted line at 250 represents the cut-off value for the CELx HSF Test. The cut-off value of 250 is equivalent to the median CELx Signaling Score recorded from the sample of HER2+ cell lines.

o	HER2-negative breast cancer patients with CELx Signaling Scores at or above 250 have abnormal HER2 signaling and meet the enrollment criteria for this study.

o	The circled portions of the plots for the HER2- Training Set and HER2 Validation Set results represent the specimens with Abnormal HER2-driven signaling.

Xenograft Study: Abnormal HER2 Signaling Correlates to Drug Response Better than HER2 Status (Laingc 2017)

Xenograft mouse models of human breast tumors to evaluate the relationship of HER2-driven signaling and response to lapatinib, a reversible dual-HER2 kinase inhibitor. Key findings:

•	The HER2 signal inhibitor shrank a HER2-negative tumor with abnormal HER2 signaling

•	The HER2 signal inhibitor did not affect the HER2+ tumor with normal HER2 signaling

•	Findings contradict HER2 receptor-based conclusions:

o	Lapatinib inhibition more correlative to HER2 signaling than HER2 receptor expression

o	HER2 signaling status independent of HER2 receptor expression

These findings support the hypothesis that HER2-negative breast cancer patients with abnormal HER2-driven signaling may benefit from treatment with anti-HER2 drugs.

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Xenograft Study Results

Cell Line
Parameter	HCC1954	BT483
HER2 Receptor Expression (IHC)	HER2+ (3+)	HER2- (0)
HER2 Signaling Status (CELx)	Normal	Abnormal
Lapatinib Inhibition (Xenograft)	13% (p = 0.34)	49% (p = 0.01)

Study of Two HER2 Antibody Therapies, Trastuzumab and Pertuzumab, in HER2- and HER2+ Cells

Celcuity conducted this study to compare the effectiveness of two anti-HER2 antibodies in blocking HER2-driven signaling in HER2+ and HER2- cells. Tumor cells from 5 HER2- primary tumors and 4 HER2+ cell lines were obtained. Real-time live cell response to NRG1, a specific HER2/HER3 agonist, with or without pertuzumab, trastuzumab, or the combination of the two, was measured and quantified. All cell samples tested had comparable, and abnormal, levels of NRG1 activated HER2-driven signaling.

Key findings are:

•	In each sample, the two monoclonal antibodies (mAbs) inhibited a higher percentage of signaling in combination than either mAb alone; no interference effects between the two mAbs were detected.

•	Pertuzumab and trastuzumab alone were each more effective in the HER2- cell samples than in the HER2+ ones.

•	Two HER2 mAbs used to treat HER2+ breast cancer patients are as effective in blocking abnormal HER2-driven function ex vivo in HER2- primary cells as they are in HER2+ cell lines.

	Average % NRG1 Inhibition
HER2 mAb	HER2+ Cell Lines	HER2-(HER2S+) Primaries
Pertuzumab	62%	73%
Trastuzumab	19%	44%
Tz + Pz	87%	81%

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3.0	study aims and endpoints

3.1	Primary aim and endpoint

Aim: Pathologic complete response (breast and lymph nodes)

Endpoint: Percentage of patients with pathologic complete response (pCR) defined as the absence of residual invasive cancer on hematoxylin and eosin evaluation of the complete resected breast specimen and all sampled regional lymph nodes following completion of neoadjuvant systemic therapy (ypT0/Tis ypN0).

3.2	Secondary aims and endpoints

3.2.1	Pathologic complete response (breast)

Aim: To determine pathologic complete response

Endpoint: Percentage of patients with pathologic complete response in the breast (ypT0/Tis).

3.2.2	Clinical complete response (cCR)

Aim: To determine clinical complete response (cCR)

Endpoint: Percentage of patients with clinical complete response rate based on physical examination of the breast and axilla.

3.2.3	Residual cancer burden (RCB)

Aim: To determine residual cancer burden (RCB)

Endpoint: Residual cancer burden 0-1 index.

3.2.4	CELx score and pCR rate

Aim: To determine the relationship between the qualitative score and pCR rate

Endpoint: Relationship between quantitative CELx score and pCR rate

3.2.5	Safety and Toxicity

Aim: To assess the safety and tolerability based on reported adverse events that were deemed to be related to the neoadjuvant therapy.

Endpoint: Frequency and severity of adverse events categorized using the NCI Common Terminology Criteria for Adverse Events version 4.0 (CTCAE v4.0).

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4.0	patient eligibility and ineligibility

4.1	Patient selection guidelines

Although the guidelines in Section 4.1 are not inclusion/exclusion criteria, investigators should consider each of these factors when selecting patients for the FB-12 trial. Investigators should also consider all other relevant factors (medical and non-medical), as well as the risks and benefits of the study therapy, when deciding if a patient is an appropriate candidate for the FB-12 trial.

•	Medical oncologist has indicated the intention to administer doxorubicin/cyclophosphamide followed by paclitaxel.

•	Co-morbid conditions should be taken into consideration, but not the diagnosis of breast cancer.

•	All patients will be required to have a research core biopsy procedure to procure fresh tumor tissue for pre-entry central HER2 signaling testing by Celcuity (see Table 1 and Section 6.2).

4.2	Conditions for patient eligibility (Screening)

A patient cannot be considered eligible for this study unless all of the following conditions are met:

4.2.1	The patient must have consented to participate and must have signed and dated an appropriate IRB-approved consent form that conforms to federal and institutional guidelines for the pre-entry research core biopsy for CELx HSF testing and for initiating chemotherapy (see Section 6.2).

4.2.2	Patients must be female.

4.2.3	Patients must be ≥ 18 years old.

4.2.4	Patient must have an ECOG performance status of 0 or 1 (see Appendix A).

4.2.5	The diagnosis of invasive adenocarcinoma of the breast must have been made by core needle biopsy.

4.2.6	The primary breast tumor must be palpable and measure ≥ 2.0 cm on physical exam.

4.2.7	The regional lymph nodes can be cN0, cN1, or cN2a.

4.2.8	Histological grade II or III tumor.

4.2.9	Ipsilateral axillary lymph nodes must be evaluated by imaging (mammogram, ultrasound, and/or MRI) within 6 weeks prior to initiating chemotherapy. If suspicious or abnormal, FNA or core biopsy is recommended, also within 6 weeks prior to initiating chemotherapy. Findings of these evaluations will be used to determine the nodal status prior to initiating chemotherapy.

•	Nodal status – negative
-	Imaging of the axilla is negative;
-	Imaging is suspicious or abnormal but the FNA or core biopsy of the questionable node(s) on imaging is negative;
•	Nodal status – positive
-	FNA or core biopsy of the node(s) is cytologically or histologically suspicious or positive.
-	Imaging is suspicious or abnormal but FNA or core biopsy was not performed.

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4.2.10	Tumor specimen obtained at the time of diagnosis must have ER and PgR analysis assessed by current ASCO/CAP Guidelines (www.asco.org). Patients are eligible with either hormone receptor-positive or hormone receptor-negative tumors.

4.2.11	Tumor specimen obtained at the time of diagnosis must have been determined to be HER2-negative as follows:

•	Immunohistochemistry (IHC) 0-1+; or
•	IHC 2+ and ISH non-amplified with a ratio of HER2 to CEP17 < 2.0, and if reported, average HER2 gene copy number < 4 signals/cells; or
•	ISH non-amplified with a ratio of HER2 to CEP17 < 2.0, and if reported, average HER2 gene copy number < 4 signals/cells.

4.2.12	Blood counts performed within 6 weeks prior to initiating chemotherapy must meet the following criteria:

•	ANC must be ≥ 1200/mm3;
•	platelet count must be ≥ 100,000/mm3; and
•	hemoglobin must be ≥ 10 g/dL.

4.2.13	The following criteria for evidence of adequate hepatic function performed within 6 weeks prior to initiating chemotherapy must be met:

•	total bilirubin must be ≤ ULN for the lab unless the patient has a bilirubin elevation > ULN to 1.5 x ULN due to Gilbert’s disease or similar syndrome involving slow conjugation of bilirubin; and
•	alkaline phosphatase must be ≤ 2.5 x ULN for the lab; and
•	AST must be ≤ 1.5 x ULN for the lab.
•	Alkaline phosphatase and AST may not both be > the ULN. For example, if the alkaline phosphatase is > the ULN but ≤ 2.5 x ULN, the AST must be ≤ the ULN. If the AST is > the ULN but ≤ 1.5 x ULN, the alkaline phosphatase must be ≤ ULN.

Note: If ALT is performed instead of AST (per institution's standard practice), the ALT value must be ≤ 1.5 x ULN; if both were performed, the AST must be ≤ 1.5 x ULN.

4.2.14	Patients with AST or alkaline phosphatase > ULN are eligible for inclusion in the study if liver imaging (CT, MRI, PET-CT, or PET scan) performed within 6 weeks prior to initiating chemotherapy does not demonstrate metastatic disease and the requirements in criterion 4.2.13 are met.

4.2.15	Patients with alkaline phosphatase that is > ULN but ≤ 2.5 x ULN or unexplained bone pain are eligible for inclusion in the study if a bone scan, PET-CT scan, or PET scan performed within 6 weeks prior to initiating chemotherapy does not demonstrate metastatic disease.

4.2.16	Serum creatinine performed within 6 weeks prior to initiating chemotherapy must be ≤ 1.5 x ULN for the lab.

4.2.17	The LVEF assessment by echocardiogram or MUGA scan performed within 90 days prior to initiating chemotherapy must be ≥ 55% regardless of the facility's LLN.

4.2.18	Patients with reproductive potential must agree to use an effective non-hormonal method of contraception during therapy, and for at least 7 months after the last dose of study therapy.

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4.3	Conditions for patient eligibility (Study Enrollment)

A patient cannot be considered eligible for this study unless all of the following conditions are met:

4.3.1	The patient must have consented to participate and must have signed and dated an appropriate IRB-approved consent form that conforms to federal and institutional guidelines for the FB-12 study treatment.

4.3.2	Tumor determined to have abnormal HER2-driven signaling activity based on the CELx HSF test.

4.4	Conditions for patient ineligibility (Screening)

Any patient with one or more of the following conditions will be ineligible for this study:

4.4.1	T4 tumors including inflammatory breast cancer.

4.4.2	FNA alone to diagnose the breast cancer.

4.4.3	Excisional biopsy or lumpectomy performed prior to initiating chemotherapy.

4.4.4	Surgical axillary staging procedure prior to initiating chemotherapy. Pre-neoadjuvant therapy sentinel node biopsy is not permitted. (FNA or core biopsy is acceptable.)

4.4.5	Definitive clinical or radiologic evidence of metastatic disease. Required imaging studies must have been performed within 6 weeks prior to initiating chemotherapy.

4.4.6	Synchronous bilateral invasive breast cancer. (Patients with synchronous and/or previous contralateral DCIS or LCIS are eligible.)

4.4.7	Any previous history of ipsilateral invasive breast cancer or ipsilateral DCIS. (Patients with synchronous or previous ipsilateral LCIS are eligible.)

4.4.8	Previous therapy with anthracycline, taxanes, trastuzumab, or other HER2 targeted therapies for any malignancy.

4.4.9	Any sex hormonal therapy, e.g., birth control pills, ovarian hormone replacement therapy, etc. (These patients are eligible if this therapy is discontinued prior to initiating chemotherapy.)

4.4.10	History of non-breast malignancies (except for in situ cancers treated only by local excision and basal cell and squamous cell carcinomas of the skin) within 2 years prior to initiating chemotherapy.

4.4.11	Cardiac disease (history of and/or active disease) that would preclude the use of the drugs included in the treatment regimens. This includes but is not confined to:

Active cardiac disease:

•	angina pectoris that requires the use of anti-anginal medication;
•	ventricular arrhythmias except for benign premature ventricular contractions;
•	supraventricular and nodal arrhythmias requiring a pacemaker or not controlled with medication;
•	conduction abnormality requiring a pacemaker;
•	valvular disease with documented compromise in cardiac function; and
•	symptomatic pericarditis.

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History of cardiac disease:

•	myocardial infarction documented by elevated cardiac enzymes or persistent regional wall abnormalities on assessment of LV function;
•	history of documented CHF; and
•	documented cardiomyopathy.

4.4.12	Uncontrolled hypertension defined as sustained systolic BP > 150 mmHg or diastolic BP > 90 mmHg. (Patients with initial BP elevations are eligible prior to initiating chemotherapy if initiation or adjustment of BP medication lowers pressure.)

4.4.13	Active hepatitis B or hepatitis C with abnormal liver function tests.

4.4.14	Intrinsic lung disease resulting in dyspnea.

4.4.15	Poorly controlled diabetes mellitus.

4.4.16	Active infection or chronic infection requiring chronic suppressive antibiotics.

4.4.17	Patients known to be HIV positive.

4.4.18	Nervous system disorder (paresthesia, peripheral motor neuropathy, or peripheral sensory neuropathy) ≥ grade 2, per the CTCAE v4.0.

4.4.19	Malabsorption syndrome, ulcerative colitis, resection of the stomach or small bowel, or other disease significantly affecting gastrointestinal function.

4.4.20	Other non-malignant systemic disease that would preclude treatment with any of the treatment regimens or would prevent required follow-up.

4.4.21	Conditions that would prohibit administration of corticosteroids.

4.4.22	Chronic daily treatment with corticosteroids with a dose of ≥ 10 mg/day methylprednisolone equivalent (excluding inhaled steroids).

4.4.23	Known hypersensitivity to any of the study drugs or any of the ingredients or excipients of these drugs (e.g., Cremophor® EL), including sensitivity to benzyl alcohol.

4.4.24	Pregnancy or lactation at the initiation of chemotherapy. (Note: Pregnancy testing must be performed within 2 weeks prior to initiating chemotherapy according to institutional standards for women of childbearing potential.)

4.4.25	Psychiatric or addictive disorders or other conditions that, in the opinion of the investigator, would preclude the patient from meeting the study requirements.

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5.0	requirements for study entry, during treatment, and follow-up

Tests, exams, and other assessments required prior to study entry are listed on Table 1. Requirements following study entry are outlined on Table 2.

Table 1. Tests, exams, and other requirements for screening and prior to study entry

Required Assessments[a]	Screening (prior to initiating chemotherapy)		Prior to Study Entry
CELx HSF test results confirmed (see Section 6.2)[b]			X
Consent form signed by the patient	X		X
Determination of HER2 status on diagnostic biopsy specimen (Section 4.2.11)	X
Determination of hormone receptor status on diagnostic biopsy specimen (Section 4.2.10)	X
History & physical exam[c]	X	Within 6 weeks
Performance status (Appendix A)	X
Menopausal status	X
Height & weight	X
Assessment of concomitant therapies	X
Assessment of BP and BP medications	X
Determination of nodal status (Sections 4.2.9 and 4.4.4)	X
Tumor assessment (Section 11.0)[d]	X
CBC/differential/platelet count	X
Total bilirubin/AST/Alkaline phosphatase[e]	X
Serum chemistries: BUN, creatinine, sodium, potassium, calcium, glucose, total protein, albumin	X
Pregnancy test[f]	X	Within 2 weeks
Echocardiogram (or MUGA scan)[g]	X	Within 90 days
Chest imaging (chest CT scan or chest x-ray)[h]	X	Within 6 weeks
Liver imaging[i]	X
Bone nuclear imaging[j]	X
Imaging (mammogram, ultrasound, and/or MRI) of ipsilateral axilla[k]	X

Table continued on next page.

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Table 1. Tests, exams, and other requirements for screening and prior to study entry (continued)

Required Assessments[a]	Screening (prior to initiating chemotherapy)		Prior to Study Entry
Bilateral breast imaging[l]	X	Ipsilateral breast (within 90 days) Contralateral breast (within 180 days)
Marking of primary tumor site[m]	X	Before or after study entry (before therapy begins)
Submission of pathology report from diagnostic biopsy[n]	X

a     Informed consent must be obtained prior to the performance of any screening assessments; however, results of screening tests or examinations performed as standard of care prior to obtaining informed consent but within the timeframes outlined in Table 1 may be used rather than repeating required tests.

b     Instructions for requesting Celcuity CELx HSF testing kits and for the collection and shipment of tumor tissue to Celcuity can be found in the FB-12 Pathology Instructions.

c     H&P (by physician or other healthcare professional on Form FDA 1572) appropriate for assessment; include all prior cancer related therapy.

d     Includes assessment of the primary breast tumor and palpable regional lymph nodes (see Section 11.0).

e     ALT may be substituted for AST if required by the institution's standard practice.

f     For women of childbearing potential: Pregnancy testing should be performed according to institutional standards within 2 weeks of initiating chemotherapy.

g     Echocardiogram is the preferred method for assessment of LVEF. However, LVEF assessment by MUGA scan is permitted.

h     PET scans and PET-CT scans are permitted as an alternative to chest x-ray and CT scan of the chest.

i      Liver imaging is required if alkaline phosphatase or AST is > ULN. Acceptable methods of liver imaging include CT, MRI, PET-CT, and PET scans to rule out metastatic disease.

j      Bone nuclear imaging is required if alkaline phosphatase is > ULN or if the patient has unexplained bone pain. PET scan or PET-CT scan is permitted as a substitute for a bone scan.

k     If suspicious or abnormal nodes are detected, FNA or core biopsy is recommended within 6 weeks prior to initiating chemotherapy.

l      Patients are required, at a minimum, to have a mammogram of the involved breast and an ultrasound of the ipsilateral axilla. Imaging of the contralateral breast can be done by mammogram or MRI.

m    Marking of the primary tumor site should be done before therapy begins.

n     A copy of the pathology report from the diagnostic biopsy, as well as reports describing results from testing for ER and HER2 status, should be submitted before study entry.

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Table 2. Tests, exams, and other requirements during therapy and follow-up

Required Assessments (See footnote a)	Within 3 days of Day 1 of each Cycle of AC	Within 3 days of Day 1 of each Cycle 1-4 of WP+Trastuzumab+Pertuzumab	Prior to surgery 2-4 weeks after the last dose of study therapy	4 to 6 weeks after surgery
History & physical exam[b]	X	X	X	X
Height & weight	X (Weight only)	X (Weight only)
Tumor assessment[c]	Xd (recommended before each cycle)	Xd (recommended before each cycle; required before Cycle 1)	Xd,e
Adverse event assessment[f]	X	X	X	X
CBC/differential/platelet count	X	X	X
Total bilirubin/alk phos/AST	X	X	X
Serum chemistries: BUN, creatinine, sodium, potassium, calcium, glucose, total protein, albumin	X	X	X
Echocardiogram (or MUGA scan)[g]	X (after AC prior to initiating paclitaxel)	X (after Cycle 2 [before Cycle 3])
Bilateral breast imaging[h]			X (only ipsilateral required)
Submission of pathology report from breast surgery				X

a     History and physical, blood tests, x-rays, scans, and other testing may be performed more frequently at the discretion of the investigator.

b     Updated history and physical with exams (by physician or other healthcare professional) appropriate for therapy-related assessments and follow-up evaluations.

c     Includes assessment of the primary breast tumor and palpable regional lymph nodes (see Section 11.0).

Table continued on next page.

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Table 2. Tests, exams, and other requirements during therapy and follow-up (continued)

d     Required assessment by physical exam to determine presence or absence of cCR.

e     Surgery should be performed as soon as possible after recovery from neoadjuvant therapy, final tumor assessment, and breast imaging.

f     Final AE assessment for preoperative therapy should be performed 2–4 weeks after completion of preoperative chemotherapy (before surgery). See Section 10.6.1 for expedited reporting requirements for AEs that occur > 30 days.

g    Echocardiogram is the preferred method of LVEF assessment, but MUGA scan is permitted. If possible, all LVEF assessments should be performed by the same method at the same facility.

h    Ipsilateral breast imaging is required for patients who will proceed with lumpectomy.

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6.0	PATHOLOGY AND CORRELATIVE SCIENCE STUDIES

6.1	Overview of requirement

By signing the FB-12 screening consent form, the patient has agreed to the collection or tumor tissue from a research core biopsy and submission for CELx HSF testing. Follow the instructions provided with the CELx Collection Kit and the FB-12 Pathology Instructions.

6.2	CELx HSF testing

•	Submission of a representative tumor sample from a research core biopsy (2 core biopsies) before study enrollment is required for central HER2 signaling function testing by Celcuity to determine eligibility for FB-12. Note: If tumor tissue cannot be obtained from the primary breast tumor, samples may be obtained from a lymph node. Submission of alternative tissue samples is NOT permitted. The patient must sign the informed consent form for pre-entry HER2 signaling function testing before the submission of her tissue.

•	Tumor tissue collected from the research core biopsy will be collected, prepared, and shipped to Celcuity for assessment using the materials provided in the CELx Specimen Collection Kit and according to the Specimen Kit instructions (refer to the FB-12 Pathology Instructions).

•	Central testing for HER2 signaling function will be performed by Celcuity using the CELx HSF test to assess HER2 signaling activity. Patients whose tumor is determined to have abnormal HER2-driven signaling activity based on the CELx HSF test are eligible. Analysis will be performed in a real-time manner, and the results will be provided to the patient's study physician.

•	Most Celcuity test results will be ready within 10-14 calendar days of the day that the testing is started at Celcuity.

•	All tissue submitted will be used for the CELx HSF assay. There will be no remaining tumor tissue after the CELx HSF testing.

•	No correlative science studies will be done for FB-12.

6.3	Residual cancer burden

The local pathologist examining the specimen for pathologic response is required to generate RCB. The information (listed below) is used to calculate RCB.

•	size of the tumor bed
•	cellularity of residual primary tumor
•	percentage of DCIS component
•	number of positive nodes
•	size of macrometastasis

For more information on RCB, refer to the publication by WF Symmans et al. (Symmans 2007) or http://mdanderson.org/breastcancer_RCB. Appendix 1 of the WF Symmans et al. article provides detailed pathology methods; note that this appendix is only accessible through the online full text version of the article, published at www.jco.org.

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7.0	study treatment

7.1	Treatment regimen

•	The first cycle of AC may be administered prior to receipt of CELx HSF test results. If the tumor is determined to have abnormal HER2-driven signaling activity based on the CELx HSF test, the patient may be enrolled on the study, and subsequent cycles of AC completed.
•	Do NOT initiate trastuzumab/pertuzumab if post-AC LVEF is < 50%.
•	Results of laboratory safety assessments are to be reviewed prior to administration of components of study therapy pertinent to that parameter.
•	Central venous access is strongly recommended.

Table 3. Treatment regimen

Drug	Dose and Administration	Dosing Interval	Planned Duration
Doxorubicin (A)	60 mg/m2 IV over 15 minutes	Day 1 every 3 weeks OR Day 1 every 2 weeks (dose-dense)[a]	Cycles 1-4
Cyclophosphamide (C)	600 mg/m2 IV over 30 minutes
Initiate 3-4 weeks after the last dose of AC if post-AC is ≥ 50%.
Pertuzumab (P)[b] (Use of premeds is at the investigator’s discretion or institutional policy.)	First dose: 840 mg IV over 60 minutes (±10 minutes)[c]	Day 1 every 3 weeks	Cycles 1-4
Subsequent doses: 420 mg IV over 30-60 minutes[c]
Trastuzumab (T)[b] (Use of premeds is at the investigator’s discretion or institutional policy.)	First dose: 8 mg/kg IV over 90 minutes (±10 minutes)[c]	Day 1 every 3 weeks	Cycles 1-4
Subsequent doses: 6 mg/kg IV over 30-60 minutes[c]
Paclitaxel (WP)[b,d]	80 mg/m2 IV over 60 minutes See footnote f for premedications.	Days 1, 8, and 15 every 3 weeks	Weekly for 12 total doses[e]

a      Choice of AC schedule (every 3 weeks or every 2 weeks [dose-dense]) is at the investigator’s discretion. If the dose-dense schedule is used, primary prophylaxis with G-CSF is required during AC (see Section 7.3.1 for instructions).

b      Pertuzumab, trastuzumab, and paclitaxel should be administered sequentially. Paclitaxel should be administered after pertuzumab and trastuzumab. An observation period of 30 to 60 minutes is recommended after each pertuzumab infusion and before starting any subsequent infusion of trastuzumab or paclitaxel but may be adjusted by institutional standards. Infusion times and the order of drug administration may be altered per practice standards.

c      See Table 6 for instructions regarding trastuzumab and pertuzumab infusion-related and allergic reactions.

d      Patients should receive premedications as follows before each paclitaxel dose:

•      Dexamethasone 10 mg IV, completed 30 minutes before each paclitaxel administration.

•      Diphenhydramine hydrochloride 25-50 mg IV or PO and an H-2 blocker IV or PO (cimetidine 300 mg, ranitidine 50 mg, or famotidine 20 mg)
 before each paclitaxel administration.

•      At the investigator's discretion, dexamethasone and diphenhydramine hydrochloride doses may be tapered during the paclitaxel cycles.

•      Doses and routes of premedication administration may be modified per institutional standards.

e      Paclitaxel must not be continued beyond 16 weeks after initiation of Cycle 1.

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7.2	Dose determinations

7.2.1	Calculation of drug doses

Recalculations of BSA and drug doses are required if the patient has a 10% or greater weight change (+/-) from baseline or from the last weight used to calculate BSA and drug doses. At the investigator's discretion, the BSA and drug doses may also be recalculated prior to each treatment.

7.2.2	Rounding doses

Rounding of drug doses is optional. If the treating physician decides to round the dose(s), follow these guidelines. (These also apply to dose modifications.)

•	Cyclophosphamide (600 mg/m2 IV)

Doses should be rounded to the nearest 20 mg.

•	Doxorubicin (60 mg/m2 IV)

Doxorubicin should be rounded to the nearest 1 mg.

•	Paclitaxel (80 mg/m2 IV)

Doses should be rounded to the nearest 5 mg.

•	Pertuzumab (840 mg loading total dose; 420 mg subsequent total dose)

Fixed dose; rounding is not applicable.

•	Trastuzumab (8 mg/kg IV loading dose; 6 mg/kg IV subsequent doses)

Doses should be rounded to the nearest 20 mg.

7.3	Supportive therapy

7.3.1	G-CSF

•	Primary prophylaxis with pegfilgrastim is required during dose-dense AC. It should be administered according to the package insert for the agent used.

•	Filgrastim may be used as secondary prophylaxis and to treat neutropenia associated infections during administration of paclitaxel.

•	Do not administer G-CSF within 24 hours of chemotherapy.

•	Filgrastim is recommended; however, if required by institutional standards, GM-CSF may be administered as an alternative.

7.3.2	Antiemetic therapy

Antiemetic therapy should be administered according to NCCN or ASCO Clinical Practice Guidelines.

7.3.3	Management of diarrhea

Diarrhea is a commonly occurring toxicity during the therapy included in FB-12. Patient education should include instructions regarding the importance of reporting diarrhea, early use of antidiarrheal medication using loperamide, and non-pharmacologic interventions (e.g., increasing fluid intake, eating frequent small meals, avoiding foods that are high in lactose, etc.). Refer to ASCO Recommended Guidelines for Treatment of Cancer Treatment-Induced Diarrhea for additional recommendations regarding diarrhea (Benson 2004).

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7.4	Surgery

7.4.1	Marking the primary tumor site prior to initiation of therapy

Patients who are considered potential candidates for breast conservation should have the primary tumor site marked prior to initiating chemotherapy or, at least, prior to disappearance of the tumor clinically. This can be achieved with insertion of a radiopaque marker, clip, or similar marking technique, as long as the technique provides assurance that the primary tumor site can be located and excised. If a clip is used, a specimen radiograph should be performed to confirm its removal.

7.4.2	Breast surgery

•	As soon as possible following recovery from neoadjuvant therapy and after the final clinical tumor assessment, the patient should undergo a lumpectomy or mastectomy.

•	Breast conservation may be selected according to patient and surgeon preferences.

-	Patients who are not considered candidates for breast conservation or do not desire breast conservation will undergo a total mastectomy with or without immediate breast reconstruction.

-	Patients who are deemed to be good candidates for breast conservation will undergo segmental excision of the primary tumor bed. If the residual tumor is non-palpable, methods to insure adequate excision of the primary tumor site should be used to guide the excision. If tumor location was marked with clips, a specimen radiograph should be obtained intraoperatively to document that the lesion has been removed including the clips. Hemoclips should be inserted at the base of the segmental mastectomy operative site to facilitate radiotherapy treatment planning of the actual tumor bed.

-	The margins of the resected specimen of patients treated with breast conservation must be histologically free of invasive tumor and DCIS. In patients for whom pathologic examination demonstrates tumor at the margin, additional operative procedures should be performed to obtain clear margins.

7.4.3	Nodal staging following neoadjuvant therapy

•	Post-neoadjuvant therapy axillary staging is required for all patients.

•	Use of sentinel node (SN) biopsy procedure following completion of neoadjuvant therapy is at the discretion of the investigator. If SN biopsy was not performed, surgical evaluation of the axilla with axillary lymph node dissection is required.

-	If the post-neoadjuvant therapy SN biopsy is positive, additional surgical evaluation of the axilla is required unless the patient participates in the Alliance A011202 trial.

-	If the post-neoadjuvant therapy SN biopsy is negative, further surgical nodal staging procedure is not required. NOTE: For patients who had documented node-positive disease prior to neoadjuvant therapy, it is recommended that a minimum of 2 sentinel lymph nodes be removed. The removal of at least 3 sentinel lymph nodes and the use of dual tracer for lymphatic mapping are strongly recommended. However, if the only SN identified by isotope scan is in the internal mammary nodal chain, the axilla should be explored for a blue or suspicious node.

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•	If axillary nodal staging procedures were performed before initiating chemotherapy (see Sections 4.2.9 and 4.4.4), follow these guidelines.

-	Even if FNA or core biopsy of an axillary node(s) was performed before initiating AC, surgical evaluation of the axilla (either SN biopsy and/or axillary dissection as described in the bullet above) must be performed following completion of neoadjuvant therapy, regardless of whether FNA or core biopsy was positive or negative.

-	Note: Performance of SN biopsy prior to initiating AC is prohibited.

7.4.4	Tissue processing and collection

See Appendix B for suggested procedures for evaluation of post-neoadjuvant therapy surgical specimens.

7.5	Prohibited therapies

The following types of treatment, in addition to any cancer therapy other than the therapy specified in this protocol, are prohibited while on neoadjuvant study therapy.

7.5.1	Chemotherapy

Administration of chemotherapy other than the chemotherapy specified in this protocol is prohibited.

7.5.2	Targeted therapy

Administration of targeted therapy for malignancy (other than the assigned targeted therapy regimen) is prohibited.

7.5.3	Radiation therapy

Radiation therapy during treatment or before surgery is prohibited

7.6	Participation in other clinical trials

If an FB-12 patient is considering participation in another clinical trial (including supportive therapy trials), contact the DSSM (see Information Resources).

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8.0	treatment management

8.1	General instructions

•	The NCI CTCAE v4.0 must be used to grade the severity of AEs.
•	All treatment decisions must be based on the AE requiring the greatest modification.
•	Paclitaxel doses that have been reduced may not be escalated.
•	There are no dose reductions for trastuzumab and pertuzumab.
•	Paclitaxel should be held for at least 1 week until any AE requiring dose modification returns to ≤ grade 1 unless indicated otherwise in the treatment management sections/tables. If recovery to ≤ grade 1 (or to other level specified in instructions) has not occurred after 3 weeks of delay, study therapy must be discontinued.
•	If necessary, the timing of a treatment may be adjusted to 2 days earlier or 2 days later than the scheduled date of treatment, though paclitaxel doses should not be administered within 5 days of each other.
•	If alternative (non-protocol) therapy is given at any time, all study therapy must be discontinued.
•	In the event of tumor progression, study therapy must be discontinued. Further therapy is at the investigator's discretion.

8.2	Management of anemia

Chemotherapy should not proceed with ≥ grade 3 anemia. Transfusion is acceptable for improving the hemoglobin value to allow therapy to continue without delay. The patient should be assessed to rule out other causes of anemia. Use of erythropoiesis-stimulating agents is prohibited.

8.3	Treatment management for AC

Treatment management for AC is per institutional standards.

8.4	Treatment decisions when components of paclitaxel, trastuzumab, or pertuzumab must be held or discontinued

•	When paclitaxel is held, trastuzumab and pertuzumab should be continued.
•	When paclitaxel is discontinued, trastuzumab and pertuzumab should be discontinued.
•	If trastuzumab and pertuzumab are discontinued in the absence of progression, the remaining paclitaxel doses should be administered.
•	If trastuzumab and pertuzumab must be held due to toxicity, maintain the paclitaxel schedule.

8.5	Treatment management for paclitaxel

•	Paclitaxel must not be continued beyond 16 weeks after initiation of Cycle 1. Any of the 12 paclitaxel doses remaining after 16 weeks following the first paclitaxel dose should not be administered.
•	Unless otherwise specified, paclitaxel that is held due to toxicity will not resume until the toxicity has resolved to ≤ Grade 1.
•	All dose modifications for paclitaxel are based on the dose level changes outlined in Table 4.

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Table 4. Dose levels for paclitaxel

	Dose Level 0 Starting Dose	Dose Level -1	Dose Level -2	Dose Level -3
Paclitaxel (mg/m2)	80	65	50	Discontinue

8.5.1	Neutropenia

•	For an absolute neutrophil count (ANC) < 1000/mm3, hold weekly paclitaxel until ≥ 1000/mm3.

•	If paclitaxel can be resumed in 1 week, maintain paclitaxel dose.

•	If paclitaxel can be resumed after holding for 2-3 consecutive weeks for an ANC < 1000/mm3, decrease paclitaxel by one dose level.

•	If paclitaxel cannot be resumed after holding for 3 consecutive weeks for an ANC < 1000/mm3, discontinue paclitaxel.

•	For an ANC < 100/mm3 or febrile neutropenia, at any time, paclitaxel must be decreased by one dose level for all subsequent doses.

•	Refer to Section 7.3.1 for the use of filgrastim as secondary prophylaxis during paclitaxel.

8.5.2	Thrombocytopenia

•	For platelets < 75,000/mm3, paclitaxel must be held until platelet count is ≥ 75,000/mm3.

-	If paclitaxel is held for 1 week for platelets < 75,000/mm3, resume paclitaxel at the current dose.

-	If paclitaxel is held for 2-3 consecutive weeks for platelets < 75,000/mm3, decrease paclitaxel by one dose level for subsequent doses.

-	If paclitaxel cannot be resumed after holding for 3 consecutive weeks for platelets < 75,000/mm3, discontinue paclitaxel.

•	For platelets ≥ 75,000/mm3 and < 100,000/mm3, continue paclitaxel at the current dose level.

8.5.3	Hepatic toxicity

•	For total bilirubin > 1.5 × ULN, ALT > 5 × ULN, or AST > 5 × ULN related to paclitaxel, hold paclitaxel until total bilirubin is < 1.5 × ULN, ALT < 5 × ULN, and AST < 5 × ULN. Recheck liver function weekly.

•	If treatment is held for 3 consecutive weeks for hepatic dysfunction due to paclitaxel, discontinue paclitaxel.

8.5.4	Neurologic toxicity

•	For Grade 2 peripheral neuropathy, decrease paclitaxel one dose level for subsequent doses. Therapy may be held one week per investigator discretion.

•	For Grade 3 peripheral neuropathy, hold paclitaxel.

-	When neuropathy improves to ≤ Grade 2, decrease paclitaxel by one dose level and resume treatment.

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-	If Grade 3 peripheral neuropathy does not improve within 3 weeks, discontinue paclitaxel.

-	For Grade 3 neuropathy that has recurred after recovery to ≤ Grade 2, discontinue paclitaxel.

•	For Grade 4 peripheral neuropathy, discontinue paclitaxel.

8.5.5	Other clinically significant toxicities attributed to paclitaxel

•	For management of anemia, see Section 8.2.

•	Delay all treatment for any ≥ Grade 3 toxicity until toxicity improves to ≤ Grade 1. When treatment is resumed, if toxicity was attributable to paclitaxel, reduce the dose.

•	If toxicity related to paclitaxel does not improve to ≤ Grade 1 within 3 weeks, discontinue paclitaxel.

8.5.6	Hypersensitivity and/or infusion reactions

Grade 1: Continue paclitaxel infusion. Consider more intensive premedication prior to subsequent doses.

Grade 2: Interrupt paclitaxel infusion. Manage reaction according to institutional procedures. Resume paclitaxel when reaction has completely resolved. Consider more intensive premedication prior to subsequent doses.

Grade 3: Stop paclitaxel infusion. Manage reaction according to institutional procedures. Do not resume paclitaxel infusion that day. It is up to the investigator to decide whether to attempt re-treatment with paclitaxel the following week with more intensive premedication or to discontinue paclitaxel.

Grade 4: Stop paclitaxel infusion. Manage reaction according to institutional procedures. Discontinue paclitaxel.

8.6	Treatment management for trastuzumab and pertuzumab

•	If LVEF is < 50% following AC, do NOT initiate trastuzumab/pertuzumab. Further therapy is at the investigator's discretion.

•	There are no reductions in the trastuzumab and pertuzumab doses. If trastuzumab or pertuzumab is held ≥ 6 weeks, the loading dose followed by the maintenance dose for the remaining doses may be administered, at the investigator's discretion, when resuming therapy.

•	If pertuzumab is held or discontinued for toxicity that does not require holding or discontinuing trastuzumab, administration of trastuzumab should continue.

8.7	Heart failure and left ventricular systolic dysfunction

8.7.1	Symptomatic decrease in LVEF

•	Grade 2, 3, or 4 heart failure

Discontinue trastuzumab and pertuzumab.

•	Grade 3 or 4 left ventricular systolic dysfunction

Discontinue trastuzumab and pertuzumab.

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Note: The protocol-specified schedule for obtaining LVEF assessments should continue to be followed even after the discontinuation of study therapy or occurrence of a cardiac event.

8.7.2	Asymptomatic decrease in LVEF

The results of the LVEF assessments will be used to determine if trastuzumab and pertuzumab can be continued (see Table 5).

•	Echocardiogram is the preferred method for assessment of LVEF. However, LVEF assessment by MUGA scan is permitted.

•	All LVEF assessments should be performed by the same method (either echocardiogram or MUGA scan) that was performed at baseline.

•	Investigators are strongly urged to schedule the LVEF assessment at the same cardiac imaging facility that performed the patient's baseline LVEF assessment.

Table 5. Trastuzumab and pertuzumab management based on LVEF assessments

The following are instructions for patients who have an asymptomatic decrease in LVEF from baseline (prior to AC) to the LVEF assessment after Cycle 2 [before Cycle 3] of paclitaxel, trastuzumab, and pertuzumab.
LVEF	Asymptomatic decrease in LVEF percentage points from baseline
	Decrease of < 10 percentage points	Decrease of ≥ 10 percentage points
≥ 50%	Continue trastuzumab and pertuzumab	Continue trastuzumab and pertuzumab
45-49%	Continue trastuzumab and pertuzumab and repeat ECHO/MUGA in 3 weeks	Discontinue trastuzumab and pertuzumab
≤ 45%	Discontinue trastuzumab and pertuzumab

Treatment rules based on "repeat" LVEF results:

•      If the repeat LVEF is ≥ 45% AND the LVEF drop is < 10 percentage points, continue/resume trastuzumab and pertuzumab at the investigator's discretion.

•      If the repeat LVEF is < 45%, discontinue trastuzumab and pertuzumab.

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8.8	Other trastuzumab- and pertuzumab-specific instructions

Trastuzumab and pertuzumab management for other adverse events is outlined on Table 6.

Table 6. Dose modifications and instructions for trastuzumab and pertuzumab

CTCAE v4.0 Adverse Event	CTCAE Grade	Instructions for each Agent Patient is Receiving
Trastuzumab/Pertuzumab
Blood and lymphatic system disorders
Cardiac Disorders
Cardiac AEs listed in the Cardiac Disorders Section of the CTCAE v4.0. (Note: For heart failure and left ventricular systolic dysfunction, refer to Section 8.7)	1	Continue trastuzumab and pertuzumab at the discretion of the investigator.
	2	Hold trastuzumab and pertuzumab and conduct cardiac evaluation. Based on results of this evaluation, refer to Section 8.9 for grade 2 AEs that require discontinuation of trastuzumab and pertuzumab. For other grade 2 cardiac AEs, trastuzumab and pertuzumab should be held during evaluation of the AE and until ≤ Grade 1; continue or discontinue at investigator's discretion.
	3, 4	Discontinue trastuzumab and pertuzumab.
Gastrointestinal Disorders
Diarrhea Mucositis oral Nausea	2	Hold trastuzumab and pertuzumab until resolved to ≤ Grade 1, then resume.
	3	Hold trastuzumab until resolved to ≤ Grade 1, then resume. Discontinue pertuzumab.
	4	Discontinue trastuzumab and pertuzumab.
General Disorders
Infusion-related reaction	1, 2, 3, 4	See instructions for allergic reaction
Immune System Disorders
Allergic reaction	1	Slow the infusion of and assess the patient; management is at the investigator's discretion.
2	Stop infusion and administer support medications per investigator's discretion. When symptoms resolve to
≤ Grade 1, infusion may be resumed later that day at a slower rate or on the next day at a slower rate with pre-meds. Pre-meds should be used for all subsequent treatments.
	3	Follow instructions for Grade 2; trastuzumab and/or pertuzumab may be discontinued at the investigator's discretion.
	4	Discontinue trastuzumab and pertuzumab.
Anaphylaxis	3	Follow instructions for Grade 3 allergic reactions or, at investigator's discretion, discontinue trastuzumab and/or pertuzumab.
	4	Discontinue trastuzumab and pertuzumab.

Table continued on next page.

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Table 6. Dose modifications and instructions for trastuzumab and pertuzumab (continued)

CTCAE v4.0 Adverse Event	CTCAE Grade	Instructions for each Agent Patient is Receiving
		Trastuzumab/Pertuzumab
Respiratory, Thoracic, and Mediastinal Disorders
ARDS	3,4	Discontinue trastuzumab and pertuzumab.
Cough	2,3	Follow instructions in footnote a.
Dyspnea	1, 2	Hold trastuzumab and pertuzumab; rule out heart failure and non-infectious lung disease; follow instructions in footnote a.
	3, 4	Discontinue trastuzumab and pertuzumab.
Hypoxia	2	Follow instructions in footnote a.
	3, 4	Discontinue trastuzumab and pertuzumab.
Pneumonitis	2	Follow instructions in footnote a.
	3, 4	Discontinue trastuzumab and pertuzumab.
Pulmonary edema	2	Follow instructions in footnote a.
	3, 4	Discontinue trastuzumab and pertuzumab.
Pulmonary fibrosis	1	If fibrosis was present at baseline, trastuzumab and pertuzumab may be continued at the investigator's discretion. If new or worsening fibrosis, discontinue trastuzumab and pertuzumab.
	2, 3, 4	Discontinue trastuzumab and pertuzumab.
Pulmonary hypertension	2, 3, 4	Discontinue trastuzumab and pertuzumab.
Other
Other clinically significant AEs[b]	2	Hold trastuzumab and/or pertuzumab until ≤ grade 1 or discontinue trastuzumab and/or pertuzumab.
	3, 4	Discontinue trastuzumab and/or pertuzumab.

a     Hold trastuzumab and/or pertuzumab and determine etiology. Unless prohibited based on instructions for other clinical diagnoses (i.e., other AEs), resume trastuzumab and/or pertuzumab when ≤ grade 1 (if the AE requiring trastuzumab and/or pertuzumab to be held was ≥ grade 2). Resume trastuzumab and pertuzumab when grade 0 if the AE requiring trastuzumab and pertuzumab to be held was dyspnea.

b     Determination of "clinically significant" is at the investigator's discretion and applies to those adverse events that can be attributed to trastuzumab and/or pertuzumab and are not related to chemotherapy.

8.9	CTCAE grade 2 cardiac disorder adverse events that prohibit trastuzumab and pertuzumab therapy

Trastuzumab and pertuzumab will not be continued following any grade 2 cardiac AE listed below. (Trastuzumab and pertuzumab should be administered following any of the other grade 2 AEs listed in the Cardiac Disorders section of the CTCAE v4.0, but not listed below or in Section 8.7.)

If the patient develops any of the following cardiac AEs during trastuzumab and pertuzumab, discontinue trastuzumab and pertuzumab. Further therapy is at the investigator's discretion.

•	Acute coronary syndrome
•	Atrioventricular block complete
•	Mobitz (type) II atrioventricular block
•	Pericarditis
•	Right ventricular dysfunction
•	Sick sinus syndrome
•	Ventricular tachycardia

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9.0	drug information

9.1	Doxorubicin, cyclophosphamide, and paclitaxel

Doxorubicin, cyclophosphamide, and paclitaxel are available as commercial supply.

For further details regarding the study drug, see the doxorubicin, cyclophosphamide, and paclitaxel U.S. Package Inserts as well as local prescribing information.

9.2	Trastuzumab

9.2.1	Description

Trastuzumab is a recombinant DNA-derived humanized monoclonal antibody that selectively binds with high affinity in a cell-based assay (Kd=5 nM) to the extracellular domain of the human epidermal growth factor receptor 2 protein, HER2. The antibody is an IgG1 kappa that contains human framework regions with the complementarity-determining regions of a murine antibody (4D5) that binds to HER2.

The humanized antibody against HER2 is produced by a mammalian cell (Chinese Hamster Ovary [CHO]) suspension culture in a nutrient medium containing the antibiotic gentamicin. Gentamicin is not detectable in the final product. Trastuzumab is a sterile, white to pale yellow, preservative-free lyophilized powder for intravenous (IV) administration. The nominal content of each trastuzumab vial is 440 mg trastuzumab, 400 mg α,α-trehalose dihydrate, 9.9 mg L-histidine HCl, 6.4 mg L-histidine, and 1.8 mg polysorbate 20, USP. Reconstitution with 20 mL of the supplied Bacteriostatic Water for Injection (BWFI), USP, containing 1.1% benzyl alcohol as a preservative, yields a multi-dose solution containing 21 mg/mL trastuzumab, at a pH of approximately 6.

9.2.2	Toxicity

Refer to the current trastuzumab IB for toxicity information.

9.2.3	Administration

•	Reconstitution

The diluent provided has been formulated to maintain the stability and sterility of trastuzumab for up to 28 days. Other diluents have not been shown to contain effective preservatives for trastuzumab. Each vial of trastuzumab should be reconstituted with 20 mL of BWFI, USP, 1.1% benzyl alcohol preserved, as supplied, to yield a multi-dose solution containing 21 mg/mL trastuzumab.

Immediately upon reconstitution with BWFI, the vial of trastuzumab must be labeled in the area marked “Do not use after:” with the future date that is 28 days from the date of reconstitution. Note: When administering trastuzumab to a patient with a known hypersensitivity to benzyl alcohol, trastuzumab must be reconstituted with SWFI, and only one dose per trastuzumab vial should be used. Trastuzumab which has been reconstituted with SWFI must be used immediately and any unused portion must be discarded. Use of other reconstitution diluents should be avoided. Shaking the reconstituted trastuzumab or causing excessive foaming during the addition of diluent may result in problems with dissolution and the amount of trastuzumab that can be withdrawn from the vial. Use appropriate aseptic technique when performing the following reconstitution steps:

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-	Using a sterile syringe, slowly inject the 20 mL of diluent into the vial containing the lyophilized cake of trastuzumab. The stream of diluent should be directed into the lyophilized cake.
-	Swirl the vial gently to aid reconstitution. Trastuzumab may be sensitive to shear-induced stress, e.g., agitation or rapid expulsion from a syringe. DO NOT SHAKE.
-	Slight foaming of the product upon reconstitution is not unusual. Allow the vial to stand undisturbed for approximately 5 minutes. The solution should be essentially free of visible particulates, clear to slightly opalescent, and colorless to pale yellow.

•	Administration

Determine the dose (mg) of Herceptin. Calculate the volume of the 21 mg/mL reconstituted Herceptin solution needed, withdraw this amount from the vial and add it to an infusion bag containing 250 mL of 0.9% Sodium Chloride Injection, USP. DO NOT USE DEXTROSE (5%) SOLUTION. Gently invert the bag to mix the solution.

Administer as an intravenous infusion only. Do not administer as an IV push or bolus. See Section 7.1 for additional information.

9.2.4	Procurement of trastuzumab

Trastuzumab will be supplied free of charge by Genentech, A Member of the Roche Group, and distributed via an external vendor. Trastuzumab must be requested by the principal investigator (or his/her authorized designee) at each participating institution (see Information Resources for the e-mail address to be used for ordering study drug). The initial supply of trastuzumab may be requested at the time the first patient signs the FB-12 consent form. Trastuzumab will be shipped directly to the investigator whose sites are participating in FB-12.

9.2.5	Shipping

Vials of trastuzumab are shipped at room temperature by overnight express delivery Monday through Thursday excluding holidays.

9.2.6	Storage/stability

Vials of trastuzumab are stable at 2°–8°C (36°–46°F) prior to reconstitution. Do not use beyond the expiration date stamped on the vial. A vial of trastuzumab reconstituted with BWFI, as supplied, is stable for 28 days after reconstitution when stored refrigerated at 2°–8°C (36°–46°F), and the solution is preserved for multiple use. Discard any remaining multi-dose reconstituted solution after 28 days. If unpreserved SWFI (not supplied) is used, the reconstituted trastuzumab solution should be used immediately and any unused portion must be discarded. Do not freeze trastuzumab that has been reconstituted. The solution of trastuzumab for infusion diluted in polyvinylchloride or polyethylene bags containing 0.9% Sodium Chloride Injection, USP, may be stored at 2°–8°C (36°–46°F) for up to 24 hours prior to use. Diluted trastuzumab has been shown to be stable for up to 24 hours at room temperature at 2°–25°C. However, because diluted trastuzumab contains no effective preservative, the reconstituted and diluted solution should be stored refrigerated 2°–8°C.

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9.3	Pertuzumab

9.3.1	Description

Pertuzumab targets the extracellular dimerization domain (Subdomain II) of the human epidermal growth factor receptor 2 protein (HER2) and, thereby, blocks ligand-dependent heterodimerization of HER2 with other HER family members, including EGFR, HER3, and HER4. As a result, pertuzumab inhibits ligand-initiated intracellular signaling through two major signal pathways, mitogen-activated protein (MAP) kinase and phosphoinositide 3-kinase (PI3K). Inhibition of these signaling pathways can result in cell growth arrest and apoptosis, respectively. In addition, pertuzumab mediates antibody-dependent cell-mediated cytotoxicity (ADCC).

Pertuzumab is a recombinant humanized monoclonal antibody produced by recombinant DNA technology in a mammalian cell (Chinese Hamster Ovary) culture containing the antibiotic, gentamicin. Gentamicin is not detectable in the final product. Pertuzumab has an approximate molecular weight of 148 kDa.

Pertuzumab is a sterile, clear to slightly opalescent, colorless to pale brown liquid for intravenous infusion. It is supplied as a single-use 420 mg/14 mL vial of pertuzumab at a concentration of 30 mg/mL in 20 mM L-histidine acetate (pH 6.0), 120 mM sucrose, and 0.02% polysorbate 20. Each 20 mL vial contains 420 mg of pertuzumab (14 mL/vial).

9.3.2	Toxicity

Refer to the current pertuzumab IB for toxicity information.

9.3.3	Administration

•	Preparation: Prepare the solution for infusion, using aseptic technique, as follows:

-	Withdraw the prescribed volume of pertuzumab solution from the vial(s).
-	Add pertuzumab to a 250 mL non-PVC polyolefin or polyvinyl chloride IV bag of 0.9% Sodium Chloride Injection, USP. DO NOT USE DEXTROSE (5%) SOLUTION.
-	Gently invert the bag to mix the solution; do not shake.
-	Visually inspect the solution for particulates and discoloration prior to administration.

•	Administration

Administer as an intravenous infusion only. Do not administer as an intravenous push or bolus. Do not mix pertuzumab with other drugs. See Section 7.1 for additional information.

9.3.4	Procurement of pertuzumab

Pertuzumab will be supplied free of charge by Genentech, A Member of the Roche Group, and distributed via an external vendor. Pertuzumab must be requested by the principal investigator (or his/her authorized designee) at each participating institution (see Information Resources for the e-mail address to be used for ordering study drug). The initial supply of pertuzumab may be requested at the time the first patient signs the FB-12

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consent form. Pertuzumab will be shipped directly to the investigator whose sites are participating in FB-12.

9.3.5	Shipping

Vials of pertuzumab will be sent on ice via FedEx Monday through Thursday for overnight delivery and must be placed in a 2°–8°C (36°–46°F) refrigerator immediately upon receipt to ensure optimal retention of physical and biochemical integrity.

9.3.6	Storage/Stability

Vials of pertuzumab are stable at 2°–8°C (36°–46°F). Do not freeze. Do not use beyond the expiration date stamped on the vial. Pertuzumab solution diluted in polyvinyl chloride (PVC) or non-PVC polyolefin bags containing 0.9% Sodium Chloride Injection, USP, may be stored at 2°–8°C (36°–46°F) for up to 24 hours prior to use. CAUTION: The single-use dosage form contains no antibacterial preservatives. Puncture the seal only once. Discard the vial 8 hours after initial entry.

9.4	Transfer of trastuzumab and pertuzumab

Trastuzumab and pertuzumab may not be used outside the scope of FB-12, nor can trastuzumab and pertuzumab be transferred or licensed to any party not participating in this clinical trial.

9.5	Destruction of trastuzumab and pertuzumab

•	At the completion of study treatment for all patients, all unopened vials of trastuzumab and pertuzumab shall be destroyed by study sites in accordance with the local institution standard operating procedures after monitoring of the accountability record has been completed by DSSM.

•	Written documentation of destruction must contain the following:
-	identity (batch numbers) of trastuzumab or pertuzumab destroyed;
-	quantity of trastuzumab or pertuzumab destroyed;
-	date of destruction (date discarded in designated hazardous container for destruction); and
-	name and signature of the person who discarded the trastuzumab or pertuzumab in a hazardous container for destruction.

9.6	Drug accountability

The investigator, or a responsible party designated by the investigator, must maintain a careful record of the receipt, disposition, and return of all drug received through the FB-12 study using an investigational agent accountability record form.

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10.0	adverse event reporting

The investigator is responsible for the detection and documentation of events meeting the criteria and definition of an adverse event (AE) or a serious adverse event (SAE), as provided in this protocol. Routine and expedited adverse events will be entered on the eCRFs and the supporting documentation must be submitted to DSSM according to the instructions in Section 10.0 at email: industry.trials@nsabp.org.

10.1	Definition of an AE

An AE is any untoward, undesired, or unplanned event in the form of signs, symptoms, disease, laboratory findings, or other physiologic observations occurring in a patient participating in FB-12. The event does not need to be causally related to study therapy or other requirements of the FB-12 trial to be considered an AE.

•	Examples of an AE include, but are not limited to, the following:
-	Any toxicity related to study therapy.
-	Any clinically significant worsening of a pre-existing condition.
-	An AE occurring from a symptomatic overdose of any study therapy, whether accidental or intentional. Overdose is a dose greater than that specified in the protocol.
-	A symptomatic AE that has been associated with the discontinuation of the use of any of the agents included in the study therapy.
-	An AE occurring during a clinical study that is not related to the study therapy, but is considered by the investigator or sponsor to be related to the study requirements, for example, an AE may be an untoward event related to a medical procedure required by the protocol.

•	Examples of clinical events that should not be considered AEs:
-	Medical or surgical procedure (e.g., endoscopy, appendectomy). Note, the condition that leads to the procedure may be an AE, but the procedure itself is not.
-	Anticipated day-to-day fluctuations of pre-existing disease(s) or condition(s) present or detected at the start of the study that do not worsen.

10.2	Definition of an SAE

An SAE is any untoward medical occurrence that, at any dose causes one of the following:

•	Results in death

•	Is life-threatening

The term 'life-threatening' in the definition of 'serious' refers to an event in which the patient was at risk of death at the time of the event. It does not refer to an event, which might have caused death, if it were more severe.

•	Requires inpatient hospitalization or prolongation of existing hospitalization

Hospitalization is any inpatient admission to a health care facility even if for less than 24 hours. Hospitalization or prolongation of a hospitalization constitutes a criterion for an AE to be serious; however, it is not in itself considered an SAE. In the absence of an AE, a hospitalization or prolongation of a hospitalization should not be reported as an SAE. For example, the following hospitalizations would not require expedited reporting for an SAE:

-	a hospitalization or prolongation of hospitalization needed for a procedure required by the protocol or as part of another routine procedure; or
-	a hospitalization for a pre-existing condition that has not worsened.

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•	Results in persistent or significant incapacity or substantial disruption of the ability to conduct normal life functions

This is not intended to include experiences of relatively minor medical significance such as uncomplicated headache, nausea, vomiting, diarrhea, influenza, and accidental trauma (e.g., sprained ankle) which may interfere or prevent everyday life functions but do not constitute a substantial disruption.

•	Is a congenital anomaly/birth defect

Also, appropriate medical judgment should be exercised in deciding whether SAE reporting is required in other situations, such as important medical events that may not result in death, be life-threatening, or require hospitalization, but may jeopardize the patient and may require medical or surgical intervention to prevent one of the other outcomes listed in the definition of an SAE (Section 10.2). Examples of such events are intensive treatment in an emergency room or at home for allergic bronchospasm, blood dyscrasias or convulsions that do not result in inpatient hospitalization, or development of drug dependency or drug abuse.

10.3	Events requiring expedited reporting

All events listed in Section 10.3 must be reported in an expedited manner according to the instructions in Section 10.6.

10.3.1	SAEs

All events meeting the definition of an SAE (Section 10.2) require expedited reporting.

10.3.2	Other events requiring expedited reporting

Other events that must be recorded, reported, and followed up as indicated for an SAE (see Sections 10.3 and 10.6 for reporting procedures). This includes the following events:

•	Pregnancy exposure to study therapy (If a pregnancy is confirmed, use of study therapy must be discontinued immediately. See Section 10.4.)
•	Inadvertent or accidental exposure to study therapy, with or without an AE
•	Medication errors involving study therapy with an AE, including overdose, product confusion, and potential product confusion. (A medication error is any preventable event that may cause or lead to inappropriate use or harm while the study therapy is in control of the healthcare professional or patient. Examples of reportable medication error include administration of unassigned treatment and administration of expired trastuzumab or pertuzumab, when associated with an AE/SAE.)
•	Death, excluding death due to progression of breast cancer.

10.3.3	Clinical laboratory abnormalities

•	Not every laboratory abnormality qualifies as an AE. A laboratory test results should be reported as an AE (and SAE) if it meets any of the following criteria:
-	Accompanied by clinical symptoms
-	Results in a change in study treatment (e.g., dosage modification, treatment interruption, or treatment discontinuation)
-	Results in a medical intervention (e.g., potassium supplementation for hypokalemia) or a change in concomitant therapy
-	Clinically significant in the investigator's judgment

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10.3.4	Disease-related events and/or disease-related outcomes not qualifying as SAEs

An event which is part of the natural course of breast cancer does not need to be reported as an SAE. Progression of breast cancer will be reported on the appropriate page of the eCRF.

10.4	Pregnancy

•	The investigator will collect pregnancy information on any patient who becomes pregnant while participating in this study. The investigator will record pregnancy information on the FB-12 Pregnancy eCRF and submit supporting documentation to DSSM within 24 hours of learning of a patient’s pregnancy.

•	Any serious pregnancy complication or elective termination of a pregnancy for medical reasons will be recorded as an AE or SAE. A spontaneous abortion is always considered to be an SAE and will be reported as such.

•	Any SAE occurring in association with pregnancy brought to the investigator's attention after the patient has completed the study and considered by the investigator as possibly related to study therapy, must be reported to DSSM.

10.5	Grading the severity of the AE

The NCI CTCAE v4.0 must be used to determine the grade of the AE. The CTCAE provides descriptive terminology and a grading scale for each AE listed. Information regarding the CTCAE can be found on the CTEP website at http://ctep.cancer.gov. For further assistance, contact DSSM (see Information Resources).

10.6	Expedited reporting instructions

10.6.1	Time period for reporting SAEs and other events requiring expedited reporting

•	All SAEs and other events as noted in Section 10.2 and 10.3 regardless of relationship to study therapy will be reported in an expedited manner as described in Section 10.6.2. Reporting SAEs (and other applicable events) regardless of relationship to study therapy begins with the first dose of study therapy and continues until 30 days after the last dose of study therapy.

•	Any SAE assessed as related to study participation (e.g., protocol-mandated procedures) will be recorded from the time a patient consents to participate in the study up to and including the 30 day post study therapy assessment.

•	Following the AE assessment 30 days after the last dose of study therapy, only SAEs determined to be related to study therapy will be reported in an expedited manner using FB-12 eSAE.

•	The investigator must follow up on all SAEs until the events have subsided, until values have returned to baseline, or until the condition has stabilized.

10.6.2	Reporting instructions

•	All SAEs and other events requiring expedited reporting must be reported using FB-12 SAE eCRF and source documentation submitted to DSSM within 24 hours of the study site personnel's initial notification of the event (see Information Resources).

Confidential	NSABP FB-12 – Page 48

-	NSABP will forward expedited report forms and their supporting documentation for SAEs that meet reporting requirements to the FDA and also to Genentech, a Member of the Roche Group.

-	Investigators are responsible for reporting AEs that meet specific criteria to their local IRBs.

10.7	Routine reporting of AEs

10.7.1	Time period and frequency for routine reporting of AEs

•	Patients will be monitored for the occurrence of AEs at each scheduled assessment and during any contact with the patient during the study.

•	All AEs, including SAEs that have been reported on the FB-12 SAE eCRF, regardless of relationship to study therapy, will be recorded on the AE eCRF from the first dose of study therapy until 30 days after the last dose of study therapy (up to the date that a new therapy begins after disease recurrence/progression, or second primary).

•	For routine reporting during AC, see Section 10.7.2.

•	For routine reporting during paclitaxel, trastuzumab, and pertuzumab, all AEs will be reported on the AE eCRF.

•	The investigator must follow up on all AEs until the events have subsided, until values have returned to baseline, or until the condition has stabilized.

•	Following the AE assessment 30 days after the last dose of study therapy, routine reporting is no longer required. (See Section 10.6.1 for expedited reporting requirements.)

10.7.2	Exceptions to routine reporting requirements

During treatment with AC, all ≥ Grade 3 AEs will be reported on the AE eCRF.

10.8	Documentation requested following death

For deaths that occur within 30 days of the last dose of study therapy:

•	Autopsy reports should be secured whenever possible and should be submitted to the DSSM.

•	A copy of the death certificate should be forwarded to DSSM if it is readily available or if it contains important cause-of-death information that is not documented elsewhere.

•	Please submit the last clinic/office note made before the death or the investigator’s note summarizing events resulting in death.

Confidential	NSABP FB-12 – Page 49

11.0	assessment of effect

For the purposes of this study, all clinical response assessments will be performed by physical examination of the breast and the axilla.

11.1	Timing of clinical response assessments

Tumor measurement by physical exam is required at screening prior to AC. To document the presence or absence of cCR, protocol-required tumor assessments by physical exam must be performed prior to initiating paclitaxel and 2–4 weeks after the last study therapy dose (before surgery).

It is recommended that patients also have a breast examination for tumor assessment before each cycle of preoperative therapy to ensure there has been no disease progression. In the event of disease progression (defined in Section 11.1.2), study therapy must be discontinued. Further therapy is at the investigator's discretion.

11.1.1	Clinical complete response

Complete disappearance of all clinically palpable detectable malignant disease in the breast and ipsilateral axillary nodes in patients who have completed all assigned cycles of preoperative therapy.

11.1.2	Disease progression

Criteria to be used for determination of disease progression are at the investigator's discretion.

Confidential	NSABP FB-12 – Page 50

12.0	patient entry procedures

12.1	Patient consent forms

Prescreening HER2-driven signaling activity testing will be performed for all patients in order to determine eligibility for FB-12 (see the Prescreening Sample Consent Form). Tumor tissue from a pretreatment research core biopsy must be submitted to Celcuity (see Section 6.2). All tumor specimens will be identified by a Celcuity specimen ID for central testing. Patients eligible for, and consenting to participate in, the FB-12 treatment study, must have the Celcuity specimen ID number recorded on the screening eCRF. Patients will not be able to be enrolled in FB-12 until the investigator receives confirmation that the tumor has abnormal HER2-driven signaling activity. Before prescreening, the prescreening consent form including any addenda, must be signed and dated by the patient and the person obtaining informed consent. In addition, before prescreening entry, a copy of the signed and dated consent form must be forwarded to DSSM. All patient signatures (except initials of first, middle, and last names) should be expunged prior to submission.

Before study entry, the treatment consent form including any addenda, must be signed and dated by the patient and the person obtaining informed consent. In addition, before study entry, a copy of the signed and dated consent form must be forwarded to DSSM. All patient signatures (except initials of first, middle, and last names) should be expunged prior to submission.

12.2	Study entry

DSSM will verify that the institution has current IRB approval for the study. Entry will not take place if the IRB approval is not current for the institution with IRB oversight responsibility.

All patients must be enrolled through DSSM. Once the screening eCRFs have been completed, submit the redacted signed consent form, and supporting documents to industry.trials@nsabp.org.

The entry material must be received by DSSM no later than 4:00 p.m. Eastern Time, Monday through Friday, excluding holidays. Once received the review process will begin. When the review is complete and approved, an enrollment confirmation will be sent.

12.3	Patient study number and treatment assignment

After all the entry materials have been reviewed, the institution will receive the following via e-mail: 1) confirmation of registration and study entry and 2) the patient’s study number.

12.4	Investigator-initiated discontinuation of study therapy

In addition to the conditions outlined in the protocol, the investigator may require a patient to discontinue study therapy if one of the following occurs:

•	Progression of disease during neoadjuvant treatment
•	Unacceptable adverse events, or change in underlying condition such that the patient can no longer tolerate therapy
•	Patient noncompliance, defined as refusal or inability to adhere to the study schedule and/or procedures
•	At the request of the patient, Principal Investigator, the Sponsor, or regulatory authority
•	Pregnancy
•	Patient is lost to follow-up
•	Patient death

Confidential	NSABP FB-12 – Page 51

If study therapy is stopped, study data and other materials should be submitted according to the study schedule unless the patient withdraws from the study.

12.5	Patient-initiated discontinuation of study therapy

Even after a patient agrees to take part in this study, she may stop study therapy at any time. If study therapy is stopped but she still allows the study doctor to submit information, study data and other materials should be submitted according to the study schedule.

12.6	Patient-initiated withdrawal from the study

If a patient chooses to have no further interaction regarding the study, the investigator must provide DSSM with written documentation of the patient’s decision to fully withdraw from the study.

Confidential	NSABP FB-12 – Page 52

13.0	data handling and recordkeeping

Please refer to the "FB-12 eCRF Completion Guidelines" for detailed instructions regarding data collection, AE reporting, and electronic case report form completion.

Confidential	NSABP FB-12 – Page 53

14.0	statistical considerations

14.1	Study design

The trial is a single-arm interventional clinical trial evaluating the efficacy of a neoadjuvant treatment regimen consisting of anti-HER2 targeted therapy and chemotherapy in early stage HER2-negative, HER2-abnormal breast cancer patients. The primary objective of the study is to evaluate whether patients with abnormal HER2-driven signaling pathways receiving the addition of a HER2-targeted therapy to neoadjuvant chemotherapy have a higher percentage of pathological complete response (pCR) than has been found historically in HER-negative breast patients who only receive chemotherapy.

Because of the significant difference between pCR rates found historically in ER-positive/HER2-negative and ER-negative/HER2-negative breast cancer patients, sample size calculations were derived separately for each sub-group of HER2-negative patients. The sample size calculations for the ER-positive/HER2-negative and ER-negative/HER2-negative sub-groups assumed the historical pathologic complete response rate is 11% and 34%, respectively (Cortazar 2014). In each of these two sub-groups, a Sargent two-stage three-outcome optimal design has been used (Sargent 2001), with the following parameter values:

•	the probability of a false positive outcome (type I error) is set at 0.05
•	the probability of a false negative outcome (type II error) is set at 0.1
•	the probabilities of a true outcome (positive or negative) are both set at 0.8.

In the ER-positive/HER2-negative sub-group, a maximum of 26 evaluable patients are required to rule out a pCR rate of 11% or less, and to accept a pCR rate of 30% or more. In the ER-negative/HER2-negative sub-group, a maximum of 28 evaluable patients are required to rule out a pCR rate of 34% or less, and to accept a pCR rate of 58% or more.

14.2	Study endpoints

14.2.1	Primary endpoint and analysis

The primary endpoint is a demonstration that the investigational group has a higher pCR rate than the historical control group. This will be achieved using the following decision rules.

In the ER-positive/HER2-negative sub-group, the trial will proceed in two stages: 16 patients will be treated in the first stage, and the treatment will be declared insufficiently active if at most 2 pCR are reported. In the second stage, a total of 26 patients will be treated, and

•	the treatment will be declared insufficiently active if at most 3 pCR are reported
•	the treatment will be declared active if at least 6 pCR are reported
•	the trial is inconclusive if 4 or 5 pCR are reported

In the ER-negative/HER2-negative sub-group, the trial will proceed in two stages: 12 patients will be treated in the first stage, and the treatment will be declared insufficiently active if at most 4 pCR are reported. In the second stage, a total of 28 patients will be treated, and

•	the treatment will be declared insufficiently active if at most 11 pCR are reported
•	the treatment will be declared active if at least 14 pCR are reported
•	the trial is inconclusive if 12 or 13 pCR are reported

Confidential	NSABP FB-12 – Page 54

If either of the sub-groups is inconclusive, the observed pCR rate in the other sub-group will inform the decision to further investigate the treatment in other trials. If both sub-groups are inconclusive, other considerations will inform the decision to further investigate the treatment in other trials.

In each sub-group and for each analysis performed, the pCR rate of the investigational group will be calculated and reported, along with 95% Wilson score confidence intervals.

14.2.2	Secondary endpoints and analyses

Secondary endpoints of this study are:

•	Pathologic complete response (breast)
•	Clinical complete response (cCR)
•	Residual cancer burden (RCB) 0-1 index
•	Relationship between quantitative CELx score and pCR rate

Secondary analyses will also be performed with each sub-group involving additional endpoints: pathologic complete response in the breast (ypT0/Tis), clinical complete response, residual cancer burden, CELx score (quantitative). Most of these will be performed in the same way as the primary endpoint analysis. In addition, the relationship between quantitative CELx score and pCR rate in the investigational group will be studied by logistic regression of the pCR outcomes on the CELx score. This analysis will be repeated for the categorical secondary endpoints.

An additional secondary analysis will explore different choices for the cutpoint used to define the investigational group. Cutpoints of 255, 265, 290, and 315 will be used and the calculations of the primary analysis repeated. The confidence intervals of pCR for these cutpoints will be reported.

In an exploratory calculation, the clinical complete response rate of the patients after AC chemotherapy treatment is completed and before HER2 drug treatment is started will be computed along with a 95% Wilson score confidence interval for purposes of comparing the cCR result from this study to historical cCR rates found amongst HER2-negative patients who received neoadjuvant AC chemotherapy.

14.3	Study objectives

14.3.1	Primary objective

To evaluate the efficacy of neoadjuvant chemotherapy plus anti-HER2 therapy in early stage breast cancer subjects with HER2-negative/HER2-abnormal tumors.

The CELx HER2 Signaling Function test (CELx HSF test) will characterize a patient's HER2-driven signaling pathways as either normal or abnormal.

14.3.2	Secondary objective

To compare the efficacy and safety of neoadjuvant therapy in early stage breast cancer patients with HER2-negative/HER2-abnormal tumors to historical data obtained from patients who were deemed HER2-negative based on IHC.

Confidential	NSABP FB-12 – Page 55

14.4	Sample size

It is expected that approximately 270 patients will need to be prescreened in order to enroll 54 patients (26 ER-positive/HER2-negative and 28 ER-negative/HER2-negative) who have abnormal HER2 signaling activity. Enrolled patients will be followed until surgical resection of the breast tumor, estimated to be approximately 141 to 192 days, depending on the period of time between the end of paclitaxel treatment (day 132 or 162) and the surgical procedure.

14.5	Accrual time and study duration

The study is expected to take 12 months to enroll 54 patients and an additional 6 months to monitor the last enrolled patient and prepare the Final Study Report.

14.6	Monitoring

•	A medical review team composed of the Protocol Chair, Protocol Co-Chair, Protocol Officer, NSABP Medical Director, study statistician, designated DSSM physician(s), and designated DSSM staff will formally monitor the study on a monthly basis to identify accrual, toxicity, and any endpoint problems that might be developing.

•	All grades for each type of toxicity will be recorded for each patient, and frequency tables will be reviewed to determine toxicity patterns.

Confidential	NSABP FB-12 – Page 56

15.0	Device Accountability

The investigator, or designee, must maintain an inventory record of CELx Specimen Collection Kits received, used for tissue sample collection, or otherwise discarded or returned. The Investigator is responsible for ensuring that the Specimen Kits are used only for patients enrolled in the study. The Specimen Kits shall be stored in a secure location with limited access. Records of shipment, receipt, disposition, and return shall be maintained by the Investigator and be available for review by NSABP, or designee, and applicable regulatory authorities.

Details and tracking of tumor tissue collected and shipped to Celcuity for analysis will be documented on the patient’s Specimen Information Form provided in each CELx Tissue Specimen Collection Kit (see the FB-12 Pathology Instructions).

Confidential	NSABP FB-12 – Page 57

16.0	publication information

The publication or citation of study results will be made in accordance with the publication policy of the NSABP that is in effect at the time the information is to be made publicly available.

Confidential	NSABP FB-12 – Page 58

17.0	references

Benson AB III, Ajani JA, Catalano RB, et al. Recommended guidelines for the treatment of cancer treatment-induced diarrhea. J Clin Oncol 2004; 22(14):2918-2926.

Celcuity. Personal Communication, 2017.

Cortazar P, Zhang L, Untch M, et al. Pathological complete response and long-term clinical benefit in breast cancer: the CTNeoBC pooled analysis. Lancet 2014; 384(9938):164:172.

Huang Y, Burns DJ, Rich BE, et al. A functional signal profiling test for identifying a subset of HER2-negative breast cancers with abnormally amplified HER2 signaling activity. Oncotarget 2016; 7(48):78577-78590.

Huang Y, Burns DJ, Rich BE, et al. Development of a test that measures real-time HER2 signaling activity in live breast cancer cell lines and primary cells. BMC Cancer 2017; 17(1):199.

Laing La, et al. Analytical validation of a live cell assay measuring HER2-driven signaling activity, manuscript in process, 2017.

Laing Lb, et al. A study to evaluate the prevalence of abnormal HER2-driven signaling activity in HER2-negative breast cancer patients, manuscript in process, 2017.

Laing Lc, et al. Using functional HER2-driven signaling status ex vivo to predict response to HER2 therapy: results from a mouse breast tumor xenograft study. American Society of Clinical Oncologists 2017 Annual Meeting (not released for distribution).

Paik S, Kim C, Wolmark N. HER2 status and benefit from adjuvant trastuzumab in breast cancer. N Engl J Med 2008; 358(13):1409-1411.

Sargent DJ, Chan V, Goldberg RM. A three-outcome design for phase II clinical trials. Control Clin Trials 2001; 22(2):117-125.

Schneeweiss A, Chia S, Hickish T, et al. Pertuzumab plus trastuzumab in combination with standard neoadjuvant anthracycline-containing and anthracycline-free chemotherapy regimens in patients with HER2-positive early breast cancer: a randomized phase II cardiac safety study (TRYPHAENA). Ann Oncol 2013; 24(9):2278-2284.

Symmans WF, Peintinger F, Hatzis C, et al. Measurement of residual breast cancer burden to predict survival after neoadjuvant chemotherapy. J Clin Oncol 2007; 25(28):4414-4422.

Confidential	NSABP FB-12 – Page 59

APPENDIX A
ASSESSMENT OF PERFORMANCE STATUS AND ACTIVITIES OF DAILY LIVING

1.0	DETERMINATION OF PERFORMANCE STATUS

ECOG or Zubrod Scale		Karnofsky Score
0	Fully active; able to carry on all pre-disease performance without restriction	90–100%
1	Restricted in physically strenuous activity but ambulatory	70–80%
2	Ambulatory and capable of self-care, but unable to carry out any work activities	50–60%
3	Capable of only limited self-care; confined to bed or chair more than 50% of waking hours	30–40%
4	Completely disabled	10–20%

2.0	NCI DEFINITION FOR ACTIVITIES OF DAILY LIVING

The following definitions for activities of daily living (ADL) should be used when the CTCAE v4.0 grading criteria are based on ADL:

•	Instrumental ADL refer to preparing meals, shopping for groceries or clothes, using the telephone, managing money, etc.

•	Self-care ADL refer to bathing, dressing and undressing, feeding self, using the toilet, taking medications, and not bedridden.

Confidential	NSABP FB-12 – Page 60

APPENDIX B
SUGGESTED PROCEDURE FOR EVALUATION OF SURGICAL SPECIMENS

The following procedures used for processing breast specimens following neoadjuvant chemotherapy at MD Anderson Cancer Center are provided as guidelines for NSABP investigators. They are provided as suggestions and may be modified as needed to make them functional in participating institutions.

Specimens should be oriented with sutures by the surgeon following removal. The surgeon and breast pathologist should confer to ensure optimal evaluation of the primary tumor site for possible pCR.

In cases showing significant clinical response in the breast:

-	The breast resection specimen is radiographed to identify metallic markers which were placed during or prior to chemotherapy.

-	Each specimen is inked using multiple colors to identify each face of the specimen, and then sectioned into 3-5 mm slices.

-	The sliced specimen is radiographed and a radiologist reviews the films to determine the presence and extent of residual tumor.

-	The pathologist examines the sliced specimen grossly to identify suspicious areas and notes their proximity to margins.

-	The radiographic and pathologic evaluation is discussed with the surgeon who decides whether additional margins should be obtained.

-	Permanent paraffin sections of the suspicious areas and margins are obtained. The number of sections taken is based on the gross inspection, radiologic features, and size of the resection specimen.

-	The entire radiographic abnormality as well as firm and suspicious appearing breast tissue is submitted for histologic evaluation.

-	In general, for non-palpable (clinical complete response) cases at least 10-15 blocks are examined to assess the presence of residual microscopic disease.

In cases with residual palpable mass (partial clinical response or no response in the breast):

-	The resection specimen is inked and sectioned into 3-5 mm slices.

-	The pathologist examines the slices and determines the tumor size on gross evaluation and confirms the tumor size by microscopic evaluation.

Evaluation of axillary lymph nodes regardless of response:

All axillary lymph nodes are also carefully evaluated by serial gross sectioning.

-	One or two representative histologic sections are evaluated for lymph nodes that contain grossly identifiable metastatic carcinoma.

-	The lymph nodes that do not show grossly identifiable tumor are submitted for histologic evaluation in their entirety. One representative histologic section is evaluated per paraffin block. Immunohistochemical staining for cytokeratin is not routinely performed on negative nodes.

Confidential	NSABP FB-12 – Page 61

Appendix B

Budget, Payment Schedule, and Task List

1.             Celcuity agrees to pay NSABP an amount not to exceed $2,640,921 as set forth in this Appendix B to perform the work under the terms of this Agreement. Such payments assume an actual enrollment of 55 patients.

2.             Celcuity will make payments to NSABP in the increments and at the times indicated on the Payment Schedule in this Appendix B. Payments to NSABP shall be made in three phases as follows – Start-Up Activities, Accrual and Treatment Period, and Study Close-Out. Celcuity shall pay NSABP invoices not later than thirty (30) days after receipt of an invoice.

2.1           Start-Up Activities – $300,000 – Within thirty days after receipt of a fully executed Agreement, Celcuity will make an initial payment (“Initial Payment”) to NSABP in the amount of $300,000. The Initial Payment shall become nonrefundable upon execution of this Agreement to the extent it has been expended for costs actually reasonably incurred or committed pursuant to this Agreement. The Initial Payment supports: pre-study activities, site start-up costs, drug distributor and database start-up costs, and other initiation and administration functions, protocol education and awareness building; and site payment for the first five (5) patients enrolled.

2.2           Accrual and Treatment Period – $2,070,921 – Celcuity will pay NSABP $2,070,921 during the Accrual and Treatment Period. These payments support the costs of regulatory, administrative, and other services as anticipated in the performance of FB-12. In addition, payments include support for activities performed and costs incurred at Participating Sites, such as: patient screening, eligibility assessment and recruitment activities, patient instruction, incidental supplies and materials, tissue acquisition and storage, other unfunded costs related to the study, and the cost of patient care procedures that are considered non-routine care.

2.2.1        Per-Patient Randomized – Celcuity shall pay an amount up to $1,770,921 commencing with enrollment of the sixth (6) Subject randomized to FB-12 and in increments as indicated on the Payment Schedule contained in this Appendix B.

2.2.2        Quarterly Payments – Celcuity shall pay an amount up to $300,000 in six (6) quarterly payments of $50,000 each. Invoices for quarterly payments will be submitted at the beginning of the calendar quarters for which the payments are related.

2.3           Study Close Out - $250,000 – Celcuity will make a final payment of $250,000 upon completion of the primary endpoint analysis and submission of the primary endpoint manuscript to Celcuity.

3.             Celcuity shall not be obligated to make any payments to NSABP in excess of the amounts provided herein, unless such excess amounts have been agreed upon in advance and in writing by NSABP and Celcuity.

4.             If, for any reason, FB-12 is terminated, or FB-12 is closed to accrual prior to completion, or FB-12 is not completed with final analysis, in accordance with Article XVIII herein, Celcuity agrees to pay NSABP for services rendered and commitments for services rendered through the termination date. Payment of the outstanding amount due determined by the final accounting analysis and will be made by Celcuity after Celcuity has received a final report and accounting for the FB-12 Study and all queries are resolved.

5.             Invoices are to be submitted to:

Brian Sullivan

Celcuity, LLC

16305 36th Ave North, Suite 450

Minneapolis, MN 55446

763-392-0767

bsullivan@celcuity.com

6.             Checks shall be made payable to “NSABP Foundation, Inc.” (Tax Identification Number 25-1781357) and sent to:

Accounts Receivables

NSABP Foundation, Inc.

Nova Tower 2

Two Allegheny Center, Suite 1200

Pittsburgh, PA 15212

Appendix B

FB-12
Budget
May 5, 2017

	Unit Type	Unit Volume	Cost Per Unit	Total Budget

Site Costs
Site Start Up and Annual Administrative Fees	CM sites *	15	$12,000	$180,000
Pharmacy Fees	CM sites *	15	2,000	30,000
Site IRB Fees	IRBs	18	9,500	171,000
Participating Site Payment	Patients	55	7,200	396,000
Non-Routine Patient Care Costs	Procedures	275	1,100	302,500
Screen Failures	Screen Failures	220	250	55,000
Participating Site - Tissue Samples	Samples	330	300	99,000
Overhead on Site Payments				308,375
Subtotal Site Costs	Patients	55	$28,034	$1,541,875

Specimen Procurement/Storage
NSABP Biospecimen Bank				$5,500
Subtotal Specimen Procurement/Storage				$5,500

Program and Administrative Services
NSABP Operations Center				$606,035
Biostatistical, Data Management, EDC Support				413,528
Drug Distribution				46,564
NSABP Central IRB Fees				7,419
Travel Reimbursement (Pass-Through)				20,000
Subtotal Program and Administrative Services				$1,093,546

Total Budget	Patients	55	$48,017	$2,640,921

* Central Monitored Sites

Appendix B

FB-12
Payment Schedule
May 5, 2017

PAYMENT PERIOD	PAYMENT TIMING	PATIENT MILESTONES	CALENDAR YEAR	PAYMENT AMOUNT	CUMULATIVE TOTAL	TOTAL AMOUNT PER PAYMENT PERIOD

Start-Up Activities	Initial Payment - Within 30 days of execution of the Agreement	0 to 5	2017	$300,000	$300,000	$300,000

Accrual and Treatment Period
Per-Patient Randomized	$35,418.41	6 - 10	2017	177,092	477,092
		11 - 20	2018	354,184	831,276
	amount per patient to be invoiced as actual	21 - 30	2018	354,184	1,185,460
	accrual reaches enrollment milestone (projected	31 - 40	2018	354,184	1,539,644
	payment plan is based upon budgeted accrual)	41 - 50	2018	354,184	1,893,829
		51 - 55	2019	177,093	2,070,921	1,770,921

Quarterly Payments @	$50,000
	Yr 01 - 2017 (1 quarterly payment)		2017	50,000	2,120,921
	Yr 02 - 2018 (4 quarterly payments)		2018	200,000	2,320,921
	Yr 03 - 2019 (1 quarterly payments)		2019	50,000	2,370,921	300,000

Close Out Period	Upon completion of the primary endpoint analysis and submission of the primary endpoint manuscript to Celcuity		2019	250,000	2,620,921	250,000

Pass Through Costs	Travel Reimbursement - invoice as incurred		2017-2019	20,000	2,640,921	20,000

	TOTAL CELCUITY SUPPORT				$2,640,921	$2,640,921

Appendix B

FB-12
Task List

COMPOUND: Trastuzumab and Pertuzumab (collectively, “Study Drugs”)
PROTOCOL: FB-12
VERSION DATE: 04/07/2017

KEY: E = EXECUTE; R = REVIEW; S = SUPPORT A = APPROVE; AC = ACCEPT	CELCUITY	NSABP	GENENTECH
1. PROTOCOL PREPARATION
A. Approve / Accept final Study proposal	E	AC	AC
B. Write draft Protocol (consultants, literature review, background research)	E
C. Review draft Protocol		R	R
D. Write final Protocol	AC	E	AC
E. Write Protocol amendments	AC	E	AC
F. Provide copies of Protocol		E
2. INFORMED CONSENT DOCUMENT PREPARATION
A. Prepare informed consent template		E
B. Assist sites with informed consent modification(s)		E
C. Prepare and review translations		E
3. ECRF DEVELOPMENT & ECRF COMPLETION GUIDE
A. Design eCRF		E
B. Write eCRF Completion Guidelines		E
C. eCRF Distribution		E
4. DESIGN SYSTEMS REQUIRED FOR DATA MANAGEMENT
A. IT Set-Up, System Administration and Maintenance		E
5. DESIGN & IMPLEMENT PATIENT REGISTRATION
A. Develop registration mechanism		E
6. DATABASE DESIGN & IMPLEMENTATION
A. Design clinical database		E
B. Programming and mapping of SAS datasets		E
7. DISTRIBUTION OF STUDY DOCUMENTS
A. Distribute Protocol to Sites		E
B. Distribute amendments to Sites		E
C. Distribution of IB to NSABP			E
D. Distribution of IB to Sites		E
8. SITE QUALIFICATIONS
A. Develop list of Sites for qualification		E
B. Site qualification		E
C. Site selection		E
9. INVESTIGATOR SITE CONTRACTS & BUDGETS
A. Negotiate and finalize Site-specific CDAs		E

KEY: E = EXECUTE; R = REVIEW; S = SUPPORT A = APPROVE; AC = ACCEPT	CELCUITY	NSABP	GENENTECH
B. Negotiate and finalize Site-specific Study Agreements		E
10. SITE REGULATORY DOCUMENTS
A. Collect the following regulatory documents for Sites:
➢ FDA Form 1572		E
➢ CVs for Investigators and Subinvestigators		E
➢ Medical licenses for Investigators and Subinvestigators		E
➢ Financial Disclosure for Investigators and Subinvestigators		E
➢ Protocol Signature Page signed by Investigator		E
➢ IB Acknowledgement Page signed by Investigator		E
➢ IRB-approved Institution Informed Consent Form		E
➢ IRB approval documents	S	E
➢ OHRP IRB registration		E
11. AGENCY REGULATORY DOCUMENTS
A. IND-related filings with the FDA	S	E	S
B. IDE-related filings with the FDA	E	S
C. clinicaltrials.gov registration		E
12. STUDY INITIATION VISITS (SIV)
A. Plan, organize, manage webcast SIV		E
B. Record and post SIV content		E
C. Present Science / Protocol / Safety Profile		E
D. Present regulatory topics		E
E. Present AE / SAE reporting		E
F. Present monitoring information		E
G. Present eCRFs		E
H. Present Biologic Repository lab procedures / information	E	E
I. Present Study Drugs Ordering Process to Sites		E
13. SITE MONITORING
A. Develop and Implement monitoring plan		E
B. Conduct monitoring (Source document verification, drug accountability, regulatory document review, eCRF review, supply inventory, etc.)		E
C. Identify and report non-compliance		E
D. Provide written monitoring reports		E
E. Conduct Site close-out procedure (final source document verification, drug accountability, regulatory document review, eCRF review, study supply disposition, etc.)		E
14. QUALITY CONTROL & QUALITY ASSURANCE AUDITS
A. Develop Protocol-specific Audit Plan		E
B. Perform QC review of Study Data and TMF		E
C. Perform QA audits according to Audit Plan		E
D. Perform audits of vendors		E
15. OPERATIONAL ISSUES
A. Provide on-going Site support		E

KEY: E = EXECUTE; R = REVIEW; S = SUPPORT A = APPROVE; AC = ACCEPT	CELCUITY	NSABP	GENENTECH
16. SERIOUS ADVERSE EVENT MANAGEMENT
A. Receive SAE report from Sites and review		E
B. Write Protocol-specific SAE Reporting Work Instruction		E
C. Maintain a tracking log of all SAE reports from Sites		E
D. Write SAE Narrative		E
E. SAE follow-up and resolution		E
F. SAE reporting to FDA		E
G. SAE reporting to Genentech		E
H. Distribution of IND Safety Reports (expedited reports) to Investigators		E
I. SAE reconciliation		E
J. Global SUSARS reporting		E	S
17. SAMPLE MANAGEMENT
A. Tumor Samples to determine eligibility for study	E
B. Tumor Samples to NSABP at time of progression		E
18. PROJECT MANAGEMENT
A. Process and provide payments to Sites		E
B. Organize and participate in periodic conference calls with Celcuity (agenda, logistics, etc.)	S	E
C. Prepare meeting and conference call minutes following meeting/call completion and distribute to project team		E
D. Manage project management issues		E
19. MANAGEMENT OF STUDY KITS
A. Supply Study Kits	E
B. Process Study Kit orders and reorders	E
C. Distribute Study Kits to Sites	E
D. Coordinate post-Study disposition of Study Kits	E	S
E. Manage general Study Kit issues	E	S
20. MANAGEMENT OF STUDY DRUGS
A. Manufacture of the Study Drugs			E
B. Labeling (investigational use)			E
C. Distribute to the designated NSABP drug distributor			E
D. Receipt of the Study Drugs from the manufacturer		E
E. Process Site Study orders and reorders		E
F. Coordinate post-Study disposition of Study Drugs		E
G. Provide post-Study accountability of Study Drugs		E
H. Manage general Study Drugs issues		E
21. DATA MANAGEMENT
A. Write data validation plan		E
B. Write data management plan		E
C. Write statistical analysis plan		E
D. Provide Electronic Data Capture System		E
E. Validate EDC System		E
F. Resolve queries		E
G. Perform QC review of eCRFs		E
H. Code terms		E

KEY: E = EXECUTE; R = REVIEW; S = SUPPORT A = APPROVE; AC = ACCEPT	CELCUITY	NSABP	GENENTECH
I. Approve coding		E
22. TABLES, LISTINGS & FIGURINES
A. Define safety listings and tables		E
B. Define efficacy listings and tables		E
C. Produce safety listings and tables		E
D. Produce efficacy listings and tables		E
E. Validate safety listings and tables		E
F. Validate efficacy listings and tables		E
23. STUDY REPORTS
A. Provide final statistical report	R	E
B. Prepare primary publication	R	E
C. Prepare subsequent publications / abstracts	R	E

Appendix C

NSABP OWNERSHIP OF DATA/MATERIALS POLICY

APPENDIX C is set out on the following pages.

NSABP FOUNDATION, INC.

POLICY MANUAL

Subject:           OWNERSHIP OF DATA/MATERIALS POLICY

STATEMENT OF POLICY REGARDING OWNERSHIP OF DATA/MATERIALS

This Statement sets forth the policy of the NSABP Foundation, Inc. (“Foundation” or “NSABP”) with respect to ownership of certain data, physical specimens and intellectual property resulting from the conduct of NSABP sponsored clinical research.

1.	It is the policy of the Foundation that the aggregate data, serum, tissues and other materials resulting from the conduct of NSABP clinical research and provided by a participating facility to the Foundation or to a participating research site or designated contracted entity at the direction of the Foundation (“Data/Materials”) constitute property entrusted to the care and management of the Foundation to be used for the benefit of the public, and that the Foundation is the owner of such Data/Materials. All worldwide right, title and interest in the intellectual property rights with respect to such Data/Materials shall be owned by NSABP, including the right of first publication as provided in the NSABP Publication Policy, all patent rights and all rights of copyright.

2.	All Research Collaborators of the NSABP and all contracted entities of the NSABP participating in its clinical research shall be responsible for protecting and preserving the integrity of the Data/Materials in their possession and shall deliver the same to the Foundation or its designee as required by the contractual agreement and protocol.

3.	The foregoing notwithstanding, nothing in this statement shall be construed as granting NSABP ownership of any intellectual property, including original works of authorship, inventions, discoveries or any patents or copyrights issued thereon, made by participants or their personnel independently of information, drugs or instructional materials provided by NSABP or the study sponsors. Research Collaborators and other contracted entities shall not, however, obtain intellectual property rights to any of the data, information, protocols or drugs provided by NSABP or study sponsors, nor shall Research Collaborators and other contracted entities have any interest in intellectual property rights resulting merely from their routine activities in carrying out the study protocols or other activities in accordance with instructions from NSABP or the study sponsors. Any invention or discovery made jointly by staff or employees of NSABP and Research Collaborators or contracted entities shall be jointly owned and the parties shall confer regarding patenting/licensing.

4.	Should any applicable and controlling federal or state laws or regulations be inconsistent with the intellectual property rights and obligations of the parties as set forth in this statement, then such laws or regulations shall control in lieu of the inconsistent provisions in this statement.

5.	Entities such as laboratories and other service providers (“Service Providers”) which are sent Data/Materials by or at the direction of the Foundation are custodians only of the Data/Materials developed or acquired during the conduct of NSABP clinical research. Service Providers have possession of Data/Materials only for the purpose of performing specific services, e.g., archiving, banking and analytical services, in some way related to the Data/Materials that enable the NSABP: (a) to reach conclusions about the safety, efficacy and comparative value in treating and preventing cancers in accordance with the various protocol studies; (b) to translate this information into medical/surgical practice standards and commercial products; and/or (c) to perform other specific services requested by the Foundation. Individual Service Providers do not have the right independently of the NSABP to disclose, publish or otherwise use the Data/Materials or work product produced by the Service Providers based upon the underlying Data/Materials. All work product provided to NSABP by Service Providers shall be deemed “work made for hire” pursuant to the U.S. Copyright Act.

/s/ Joan Beyer Goldberg, MPH	3/14/16
Signature	Date

Approved:	6/10/00
Revised:	November 2015
March 2016

Appendix D

NSABP PUBLICATION POLICY

APPENDIX D is set out on the following pages.

NSABP FOUNDATION, INC.

POLICY MANUAL

Subject:           PUBLICATIONS POLICY

1.	STATEMENT OF GENERAL PRINCIPLES

The NSABP Foundation recognizes the importance of the accurate and timely publication of the results of its research. This policy applies to any publications and presentations in which data from Foundation studies have been used.

1.1.	Purpose

In addition to conducting clinical trials research, the NSABP Foundation aims to disseminate its research results to the scientific community. These include reports of primary study outcomes, secondary analyses, and ancillary studies. Peer-reviewed journals and national and international scientific meetings are the vehicles of choice for publishing and presenting the results of our research.

1.2	Responsibilities

The chairman and the board of directors are responsible for the following:

a)        providing guidelines for publications,

b)        monitoring the timeliness of the publication of study results,

c)        assuring compliance with this publications policy, and

d)        adjudicating disputes involving publication issues.

The NSABP Foundation will maintain an up-to-date bibliography and repository of all publications resulting from NSABP studies. It is the responsibility of the primary author to provide the Department of Scientific Publications at the Foundation with the most up-to-date version of all publications.

1.3	Authority

The publication of NSABP data is not permitted without prior written consent from the chairman of the Foundation.

2.	PUBLICATION OF PRIMARY STUDY OUTCOMES

The Foundation will be the clearinghouse for all NSABP abstracts and for all manuscripts submitted for publication. This will allow a complete, accurate, and up-to- date bibliography to be maintained at all times.

2.1	Manuscript Process

•	When the endpoints described in the protocol document have been reached, the biostatistician will begin an initial full analysis of results, leading to manuscript development. If early stopping of a study is recommended by the Data Monitoring Committee and approved by the Chairman, data analysis will commence at that point.

•	The evaluation of protocol records necessary for final analysis will begin when 80% of the necessary protocol events have occurred. This review will be performed by the protocol chair, protocol officer, and other members of the NSABP scientific leadership, as required.

•	The protocol committee, consisting of the protocol chair, the protocol officer, and the protocol statistician, will be responsible for assuring the production of the initial draft of the manuscript and for submitting it for review to the chairman, the director of the Biostatistical Center and the appropriate senior scientist.

•	The protocol committee will set a timetable for the production of the manuscript once they receive the final analysis of the data. This timetable will be conveyed in writing by the protocol officer to the chairman, who will be informed and updated on a regular basis regarding the development of the manuscript. Development of the primary manuscript is expected to proceed in a timely manner. If the manuscript is unable to be completed in a timely fashion, the protocol officer, with the agreement of the chairman, may delegate the responsibility for the manuscript to other investigators.

•	The initial draft will be approved by the chairman, the director of the Biostatistical Center, and the senior scientist. The manuscript to be submitted will undergo review by these persons and also by all co-authors.

•	After this review, the revised draft will be submitted to the Foundation for distribution to all other authors. Following further revisions, the protocol chair will formally submit the final manuscript to the director of the Department of Scientific Publications. The chairman and the director of the Biostatistical Center will review and approve the final manuscript before it is submitted to an appropriate publication.

•	Copies of journal reviewers’ criticisms, responses, and the final revised manuscript will be sent to all co-authors. Copies of the published article will be maintained in the Foundation office, Department of Scientific Publications.

2.2	Authorship

•	Authorship is granted to researchers who have contributed to the work in question and have fulfilled ICMJE authorship criteria. http://www.icmje.org/recommendations/browse/roles-and-responsibilities/defining-the-role- of-authors-and-contributors.html). Authorship implies responsibility and accountability for the published work.

•	Principal authors of initial manuscripts of NSABP trials will include, but will not be restricted to, the protocol chair, the protocol officer, and the protocol statistician.

•	Additional authors may be identified from given institutions based on contribution and involvement in the research projects, quality of data submitted, and other contributions. The principal investigator at an institution will ordinarily be an author, but he or she may defer to another investigator at the site. Additional authors may be named from the Foundation or the Biostatistical Center based on specific contributions. Each author is responsible for obtaining appropriate clearances at his/her institution.

•	All NSABP manuscripts must acknowledge in the title, when the journal so permits, that this is a group effort of the Foundation. The manuscript cover page must acknowledge the source of financial support and include such other notices as are required by the sponsor as well as any disclaimers required by the sponsor or the Foundation.

2.3	Obligations to Collaborating Organizations and Companies

•	Final manuscripts for some trials may necessitate review by a specific pharmaceutical company based on prior written agreements. It is the responsibility of the protocol chair to be aware of such arrangements and to comply with them.

3.	PUBLICATION OF SECONDARY MANUSCRIPTS AND ANCILLARY OR CORRELATIVE STUDY RESULTS

3.1	Concept Development

Proposals for ancillary or correlative studies may be submitted by standing committees or by individual investigators. A concept proposal should be developed and submitted to the NSABP internal review committee. This committee is comprised of the chairman, the director of the Biostatistical Center, and senior staff personnel, who will review these concepts rapidly. Concepts that are approved will be returned for the development of a more detailed proposal. The detailed proposal may require review by a committee of scientists having expertise in the area under consideration. Appointment to this committee will be made by the chairman.

3.2	Concept Approval Process

Approval of ancillary or correlative projects will be determined on a case-by-case basis. When such projects have been proposed by non-NSABP investigators or institutions, the Foundation and the Biostatistical Center will be involved in the analysis and will assist in or, if deemed necessary by the director of the Biostatistical Center, may coordinate the conduct of such studies in accordance with Sections 1.2 and 1.3. It is expected that the Foundation and Biostatistical Center personnel will share in the authorship of such manuscript, as set forth in Section 3.3.

A companion or ancillary study should not report on results of the primary study before the principal results of the primary study are published. Development of primary manuscripts is expected to proceed in a timely manner to avoid the loss of data access and to promote data access by authors of prospective secondary studies.

3.3	Authorship

Authorship of manuscripts from ancillary projects will be determined based on a variety of parameters, including overall contribution. Authorship is granted to researchers who fulfill ICMJE criteria.

4.	PUBLICATION OF SITE-SPECIFIC RESULTS

4.1	Site Specific

•	After publication of the primary manuscript by the NSABP, an individual site may publish data related to a site-specific study conducted in connection with the protocol. Such publications will be sent to the chairman for review and comment at least 30 days before submission for publication.

•	If the NSABP has not published the primary study within 18 months after the statistical analysis required in the protocol is completed, or within the timeframe required by a contract with a research partner, an individual site may publish data related to the site-specific study conducted in connection with the NSABP protocol. A copy of the manuscript will be sent to the chairman for review and comment at least 30 days before submission for publication.

5.	INVITED PRESENTATIONS

Invited presentations requiring the submission of a manuscript involving previously unpublished NSABP data must conform to NSABP publication guidelines, and the presenters must obtain permission from the chair and director of Biostatistical Center at least 30 days before submission of the abstract or talk. These requirements should be considered before one accepts such an invitation.

6.	ABSTRACTS

The protocol committee may initiate a proposal for the submission of an abstract.

Abstracts may also be submitted by individual investigators. The concept and general content of the abstract must be approved by the chairman and director of Biostatistics before submission. Guidelines for abstracts will follow those established for manuscripts. Authors will generally include members of the protocol committee and others, based on the guidelines established for manuscripts.

7.	NSABP FOUNDATION WEBSITE

Information appearing on the Foundation’s website in the Members’ Section is confidential and not to be distributed or divulged other than to the membership.

/s/ Joan Beyer Goldberg, MPH	11/20/16
Signature	Date

Appendix E

SELECTED TERMS OF AGREEMENT FOR DISCLOSURE TO SITES

This is to confirm that Celcuity and NSABP have agreed to the following for the FB-12 trial:

1.	Celcuity shall defend, indemnify, and hold harmless NSABP and Participating Sites, and their respective officers, employees, contractors, and agents, and Investigators and the NSABP Principal Investigator (collectively the “NSABP Indemnitees”), from and against any and all liabilities and expenses, including attorneys’ fees, resulting from third party claims, actions, or suits, including (without limitation) those for personal injury or death (“Claims”) to the extent resulting from:

(a)	the use of the Study Kit used in accordance with the Study and written instructions/information provided by Celcuity to NSABP or through NSABP to any third party including participants in connection with the Study;

(b)	the use of the Study Kit in accordance with the Protocol and/or written instructions/information supplied or distributed to third parties (including the general public) by Celcuity in connection with the Study Kit;

(c)	any claimed design defect, manufacturing defect, contamination or adulteration, or failure to warn relating to the Study Kit;

(d)	medical procedures performed pursuant to the Protocol that are not part of routine medical care and would not have been done but for the conduct of the Study; and/or

(e)	Celcuity’s failure to follow the Protocol, breach of this Agreement, or failure to comply with Applicable Law.

REGARDLESS OF WHETHER THE SAME ARE CAUSED, IN WHOLE OR IN PART, BY THE CONCURRENT NEGLIGENCE OF THE NSABP INDEMNITEES; PROVIDED, HOWEVER, that:

(i)	the NSABP Indemnitee conducts the Study in accordance with Protocol requirements and written instructions delivered by Celcuity concerning administration of the Study Drug, use of the Study Kit, and applicable guidelines; and

(ii)	such loss does not arise out of the gross negligence or willful malfeasance of any NSABP Indemnitees; and

(iii)	the NSABP Indemnitee promptly notifies Celcuity in writing of any written complaint or claim, or any serious injury relating to any loss subject to this indemnification; and

(iv)	Celcuity shall have the right to select defense counsel and to direct the defense or settlement of any such claim or suit. Notwithstanding the foregoing, this Section 1(iv) shall apply to state universities or institutions only to the extent permissible under applicable state law.

Celcuity shall have no obligation to defend, indemnify, or hold harmless NSABP or the NSABP Indemnitees from and against any liability for Claims to the extent such Claims result from:

(A)	any negligence in the use or administration of the Study Drugs by NSABP or any NSABP Indemnitee in connection with the Study; and/or

(B)	any claimed design defect, manufacturing defect, or contamination or adulteration, relating to the Study Drugs.

Nothing contained within this Agreement (including any exhibits or appendices hereto) shall constitute a waiver by Celcuity of any rights of subrogation, contribution or similar rights that it may have against parties other than the NSABP Indemnitees.

2.	Celcuity shall provide diligent defense against or settlement of any Claims, whether such Claims are rightfully or wrongfully brought or filed.

3.	Any Claim, to the extent found by a court of competent jurisdiction to have resulted from the negligence or willful malfeasance of an NSABP Indemnitee, is excluded from Celcuity’s indemnity obligations under this Agreement to such extent. Deviations, defined as single event variations from the terms of Protocol which would not have a significant deleterious effect on the research or on the participant that may arise out of necessity, do not constitute negligence or willful malfeasance or a violation of the requirements of Section 1(a) and/or 1(b).

4.	The NSABP Indemnitee(s) shall reasonably cooperate with Celcuity and its legal representatives in the investigation and defense of any Claim covered under this Agreement. In the event a Claim is or may be asserted, NSABP, or Participating Sites, shall have the right to select and to obtain representation by separate legal counsel. Legal counsel selected by NSABP or Participating Sites may participate in any settlement negotiations or legal proceedings subject to the terms of this APPENDIX E, but Celcuity shall retain the right to direct the settlement or defense of any Claim, subject to NSABP Indemnitee’s consent and to the extent allowed under state law for Participating Sites that are state universities and institutions, which consent shall not be unreasonably withheld or delayed. If NSABP, or Participating Sites that are state universities and institutions, exercises such right, all costs and expenses incurred by NSABP, or such Participating Sites, for such separate counsel shall be borne by NSABP, or such Participating Site.

5.	Celcuity shall maintain a policy or program of insurance or self-insurance at levels sufficient to support its liabilities and contractual obligations, including any indemnification obligation assumed herein. Upon request, Celcuity will provide evidence of its insurance.

Celcuity, LLC

/s/ Brian F. Sullivan
Signature

Brian F. Sullivan
Printed Name

Chief Executive Officer
Title

May 10, 2017
Date